Exhibit 10.4

Dated 6 April 2006

(1) JERRY KENNELLY AND JOHANNA KENNELLY

(2) PIXEL IMAGES LIMITED

(3) PIXEL IMAGES HOLDINGS LIMITED

(4) GETTY IMAGES INC.

SHARE SALE AGREEMENT

Relating To

STAR MEDIA LIMITED AND STOCKDISC LIMITED

CONTENTS

1.	INTERPRETATION	2
2.	SALE OF SHARES	18
3.	CONSIDERATION	18
4.	ESCROW ARRANGEMENT	19
5.	COMPLETION ACCOUNTS	22
6.	COMPLETION	25
7.	WARRANTIES	25
8.	REPRESENTATION REGARDING DISCLOSURE DOCUMENTS	26
9.	LIMITATION OF LIABILITY	26
10.	INDEMNITY	27
11.	PROTECTION OF GOODWILL	27
12.	CONFIDENTIALITY	29
13.	ANNOUNCEMENTS	30
14.	GUARANTEE AND INDEMNITY OF GETTY IMAGES	31
15.	GUARANTEE AND INDEMNITY OF THE SELLERS	31
16.	COSTS	32
17.	CAPACITY	33
18.	APPLICABLE LAW AND JURISDICTION	33
19.	GENERAL	33
20.	NOTICES	36
SCHEDULE 1 - THE COMPANIES		38
SCHEDULE 2 - COMPLETION OBLIGATIONS		40
SCHEDULE 3 - WARRANTIES		44
SCHEDULE 4 - LIMITATION ON CLAIMS		97
SCHEDULE 5 - PROPERTIES		105
SCHEDULE 6 - TAX DEED		106
SCHEDULE 7 - ESCROW AGREEMENT		107
SCHEDULE 8 - OPTION AGREEMENT		108
SCHEDULE 9 - DEED OF INDEMNITY		109
ANNEXURE 1		111
ANNEXURE 2		112
ANNEXURE 3		113

THIS AGREEMENT is made on 6 April 2006

BETWEEN:

(1)	JERRY KENNELLY and JOHANNA KENNELLY (the “Sellers”);

(2)	PIXEL IMAGES LIMITED a company incorporated in Ireland with registered number 415129 whose registered office is at 7 Rathdown Terrace, Sandymount, Co. Dublin. (“Newco 1”)

(3)	PIXEL IMAGES HOLDINGS LIMITED a company incorporated in Ireland with registered number 415128 whose registered office is at Racecourse Road, Tralee, Co. Kerry (“Newco 2”)

(4)	GETTY IMAGES, INC., a company incorporated in the State of Delaware, U.S.A. whose principal place of business is 601 N. 34 th Street, Seattle, WA 98103 USA (“Getty Images”).

INTRODUCTION

A.	Under a Share Purchase Agreement of [date] between the Sellers, Newco 1 and Getty Images, the Sellers agreed to sell and Newco 1 agreed to buy the legal and beneficial ownership of the Shares (as defined hereunder) to Newco 1 or its nominee. Newco 1 is entitled to acquire the beneficial and legal interest in the shares.

B.	Newco 1 has agreed to sell and Newco 2 has agreed to buy the Shares on the terms and conditions of this Agreement.

C.	Getty Images has agreed to guarantee the obligations of Newco 2 and to indemnify Newco 1 on the terms and conditions of this Agreement.

D.	The Sellers are directors and employees of the Companies and are the former owners of the Companies and are joined into this Agreement for the purposes set out in this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Subject to the additional definitions in Schedule 3, the following words and expressions where used in this Agreement have the meanings given to them below:

1963 Act	means the Companies Act, 1963;

1990 Act	means the Companies Act, 1990;

Accounts	in relation to each Company means its audited balance sheet as at the Accounts Date and the audited profit and loss account for the accounting reference period ending on the Accounts Date including the notes, and related directors’ and auditors’ reports together with all reports, statements and other documents which are or which would be required by law to be annexed to such Accounts, true copies of which comprise Annexure 1;

Accounts Date	30 April 2005;

Acts or CA	means the Companies Acts, 1963 to 2005 and all orders or regulations made under them;

Acting in Concert	has the same meaning as in Section 1(3) of the Irish Takeover Panel Act, 1997;

Affiliate	in relation to a body corporate, any holding company (within the meaning of Section 155 of the 1963 Act) or subsidiary (within the meaning of Section 155 of the 1963 Act) of such body corporate or any subsidiary of a holding company of such body corporate;

Agreed Costs	means certain of the costs incurred by Getty Images in relation to the transaction contemplated under this Agreement in the amount of €120,000.00 inclusive of VAT and any other taxes;

Business Day	any day (other than a Saturday or Sunday) on which clearing banks are open for general business in Dublin;

Cash Reserves Balance	the aggregate cash reserves of the Companies at any time, as verified by daily closing balances per bank statements, during the Period, which amount shall take account of the Remaining Cash Reserve, and all payments received from resellers and direct customers of the Companies, including payments due from Getty Images, pursuant to the usual credit terms in place prior to Completion, and all payments due to creditors in accordance with normal agreed credit terms in place prior to Completion which shall not include any charges payable to Getty Images or any Affiliate of Getty Images;

Claim	any claim by Newco 2 and/or Getty Images under Clause 5.5 or Clause 10 of this Agreement or under the Warranties;

Companies	Star Media Limited and Stockdisc Limited details of which are set out in Schedule 1, each a “Company”;

Completion	completion of the sale by Newco 1 and purchase by Newco 2 of the Shares under the terms of this Agreement;

Completion Accounts	the audited consolidated balance sheet of each of the Companies at the date of Completion and the audited profit and loss accounts of each of the Companies in respect of the period from the Accounts Date to Completion;

Completion Date	the date on which Completion occurs;

Confidential Information

all information (whether oral or recorded in any medium) relating to the Business, customers, photographers, distributors, financial or other affairs (including future plans of the Companies) which is treated by the Companies as confidential (or is marked, or is by its nature, confidential) or which is otherwise of a commercially confidential or sensitive nature and details of which are not in the public domain including but not limited to:

(a)    the Intellectual Property of each of the Companies;

(b)    the marketing of goods or services, without limitation, client/customer and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the customers of or other persons having dealings with either Company; and

(c) the creation, presentation, provision and/or procurement of still or moving imagery;

(d) the terms or subject matter of the Transaction Documents or the negotiations relating to the Transaction Documents; and

(e)    information relating to either of the Sellers or any member of the Getty Images Group which is reasonably to be expected to be treated by either of the Sellers or such member of the Getty Images Group as confidential or is marked, or is by its nature, confidential or which is otherwise of a commercially confidential or sensitive nature and details of which are not in the public domain (including without limitation information relating to the creation, presentation, provision and/or procurement of still or moving imagery).

Connected Person	in relation to a person means;

(a) spouse

(b) a relative (and “relative” means a brother, sister, ancestor or lineal descendant, aunt, uncle, niece or nephew);

(c) a partner;

(d)    a body corporate controlled either directly or indirectly by him either alone or together with a Connected Person (and for this purpose “control” means the right to exercise or control the exercise of 25% or more of the voting power at general meetings of that company or if the company is otherwise accustomed to act in accordance with his direction;

(e) an Affiliate of any such company;

(f)     a person acting in his capacity as the trustee of any trust, the principal beneficiaries of which are the person, his spouse or any of his children or any body corporate which he controls (“control” having the meaning assigned to it above); or

(g) any person Acting in Concert with any of the foregoing;

Consideration	the consideration for the sale and purchase of the Shares as set out in clause 3;

Contributor	a person, other than a photographer who is or may be entitled to claim an interest in any of the images marketed, licensed or owned by either of the Companies (including any interest in the copyright in, or relating to the exploitation of an image);

Deed of Indemnity	the deed of indemnity in the approved terms to be entered into at Completion between the Sellers, Newco 2 and Getty Images as set out in Schedule 9;

Directors	the directors of the Companies being Jerry Kennelly and Johanna Kennelly as set out in Schedule 1;

Disclosed Matters	any fact, matter, event or circumstance which is fairly disclosed in the Disclosure Documents in such manner that the significance of the information disclosed and its relevance to a particular Warranty ought reasonably to be appreciated by Getty Images and such that there is not omitted from such information any information which would have the effect of rendering it materially misleading and Disclosed shall be construed accordingly;

Disclosure Documents	the Disclosure Letter and the bundles of attached documents and /or cds and/or dvds collated by or on behalf of the Warrantors and signed or marked by way of identification by or on behalf of the Warrantors and Getty Images;

Disclosure Letter	the letter dated today from the Warrantors to Newco 2 and Getty Images containing disclosures against the Warranties;

Employee	means an executive director or other officer or employee of either of the Companies;

Encumbrance	any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention, or any other agreement or arrangement the effect of which is the creation of security; or any right to acquire, option, right of first refusal or right of pre-emption; or any agreement or arrangement to create any of the same;

Environmental Claim	any litigation, claim, proceedings, notice of variation, demand, action, official warning, abatement, enforcement, prohibition notice or other notice or order relating to any Environmental Matter;

Environmental Consents	all consents, licences, authorisations, permits, approvals, registrations and notifications required under Environmental Laws in connection with the use, occupation or enjoyment of the Properties;

Environmental Laws	all applicable laws concerning Environmental Matters including statutes;

Environmental Matters	all matters related to pollution, contamination, human health and/or the environment, including but not limited to those matters relating to waste, nuisance, discharges, emissions, deposits, disposals and releases to land, air and water, and the sale, import, export, manufacture, use, treatment, storage, handling, deposit, transport or disposal of chemicals, wastes, radioactive substances or any other polluting, dangerous, hazardous or toxic substances or materials or forms of energy;

Escrow Account	an interest bearing deposit account to be opened in the name of Getty Images’ Solicitors and the Sellers’ Solicitors as joint escrow agents with AIB Bank plc in accordance with the terms of the Escrow Agreement;

Escrow Agreement	the escrow agreement between Newco 1, Getty Images, Getty Images’ Solicitors and the Sellers’ Solicitors set out in Schedule 7 to be entered into on Completion;

Escrow Amount	the sum of US$6,000,000 to be paid into the Escrow Account on Completion and to be released to Newco 1, Newco 2 and/or Getty Images in accordance with clause 4;

Getty Images’ Accountants	means PricewaterhouseCoopers, Wilton Park House, Wilton Place, Dublin 2;

Getty Images Group	Getty Images, Inc. and its Affiliates and “member of the Getty Images Group” shall be construed accordingly;

Getty Images' Solicitors	Beauchamps, Solicitors, Dollard House, Wellington Quay, Dublin 2;

Hardware	all hardware (including firmware, embedded programs or routines, operating systems and other software programs delivered with hardware) including plant and infrastructure, information and communications technology infrastructure, desktop hardware, servers, network components printers and scanners, mobile computing devices (including laptops and PDAs);

Indemnity	the indemnity provided by the Warrantors in Clause 10;

Information Technology Systems	the Hardware and Software;

Independent Accountant	the independent accountant referred to in Clause 5.3;

Intellectual Property	patents, rights to inventions, trade marks, service marks, trade names, business names, domain names, design rights, copyright, rights in databases, topography rights, design rights, rights in confidential information (including know-how and trade secrets), rights in trade dress or get up, rights in goodwill or to sue for passing off, moral rights and any other intellectual property rights, in each case whether registered or unregistered and including all applications for the grant or renewals or extensions of any such rights, and all rights having equivalent or similar effect anywhere in the world;

IPR Agreements	agreements pursuant to which any of the Companies grants rights to use Intellectual Property or pursuant to which any of the Companies is granted rights to use Intellectual Property, in either case, which relate to the Business;

Irish GAAP	accounting principles, standards and practices generally accepted in Ireland;

Licensed Images	the images which images number less than 1,500 and which are licensed to the Companies on a perpetual royalty-free basis and are listed on Annexure 3;

Licensed IPR	Intellectual Property owned by third parties and which any of the Companies uses or is permitted to use in relation to the Business;

Management Accounts	the unaudited profit and loss accounts and balance sheet of each of the Companies together with any related notes, statements or documents in relation to the period from the Accounts Date to 31 October 2005 in the approved terms a true copy of which comprises Annexure 2;

Marks	the registered and unregistered trade marks and service marks owned by the Companies or either of them and/or used by the Companies or either of them for or in relation to the Business;

Materials	means the materials delivered to Getty Images under cover of a letter dated October 11, 2005, from Ken Tarry of Ernst & Young Calgary to Jeff Beyle, Getty Images’ General Counsel, as supplemented by an email from Jonathan Forde of Ernst & Young – UK to Liz Huebner, Getty Images’ CFO, dated November 2, 2005;

Newco 2’s Accountants	means [PriceswaterhouseCoopers of Wilton Park House, Wilton Place, Dublin 2];

Option Agreement	means the option agreement between Getty Images (Ireland) Limited (being the sole shareholder of Newco 1), Newco 2, the Sellers and Getty Images in the form set out in Schedule 8 of this Agreement and which shall be executed by the parties on the same date as this Agreement;

Period	for the purposes of Clause 5.5 means the 28 calendar days following the Completion Date;

Planning Acts	means the Local Government (Planning and Development) Acts, 1963 to 1999, the Building Control Act, 1990 and the Planning and Development Acts, 2000 to 2004 and all orders, regulations and statutory instruments made thereunder or pursuant thereto;

Properties	the leasehold and rental properties, details of which are set out in Schedule 5;

Relevant Business	the creation and/or licensing (including sub- licensing) of still images and/or illustrations;

Remaining Cash Reserve	the amount of €100,000;

SDCA	the Stamp Duties Consolidation Act, 1999;

Sellers’ Accountants	Ernst & Young of 89 South Mall, Cork City, Ireland;

Sellers’ Solicitors	William Fry of Fitzwilton House, Wilton Place, Dublin 2;

Shares	the issued ordinary shares of €1.269738 each in the capital of Star Media Limited and the issued ordinary shares of €1.00 each in the capital of Stockdisc Limited, as detailed in Schedule 1 and which comprise the entire issued share capital of each of the Companies respectively;

Software	any computer program or programming (including object code and, where available, source code) including any software tools or object libraries embedded in that software and all materials relating to that software and/or its design, development, operation, support or maintenance and, in the case of third party supplied software, including any materials made available by the third party under or in relation to the licence for that third party software;

Subsidiary	has the meaning ascribed to it in Section 155 of the Companies Act, 1963;

Taxation or Tax	means all forms of taxation, duties, imposts and levies of whatsoever nature whether of Ireland or elsewhere in any part of the world wherever or whenever created or imposed and includes (without limiting the generality of the foregoing) corporation tax, corporation profits tax, advance corporation tax (“ACT”), capital gains tax, development land tax, capital transfer tax, inheritance tax, gift tax, capital acquisitions tax, residential property tax, value added tax, income tax, dividend withholding tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding thereto and all other taxes, rates, levies, fines, duties or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums paid in respect of Tax or Taxation (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, surcharge or penalty) whether arising under the laws of Ireland or those of any other jurisdiction and whether incurred as principal, agent, trustee, indemnitor or otherwise, and regardless of whether such taxes, penalties, charges, levies, fines, surcharges and interest are directly or primarily chargeable against or attributable to the Company or any other person, firm or company and whether or not Newco 2 or the Company are or may be entitled to claim reimbursement thereof from any other person or persons;

Taxation Authority	any taxation or other authority (whether within or outside Ireland) competent to impose or which otherwise seeks to determine liability for and/or administers Taxation;

Tax Deed	the tax deed in the form set out in Schedule 6 to be entered into at Completion;

Tax Indemnities	the covenants and indemnities given by the Warrantors in the Tax Deed;

Tax Warranties	the Warranties set out in Part XIII of Schedule 3;

TCA	the Taxes Consolidation Act, 1997;

Title Warranties	the Warranties set out in Part I of Schedule 3;

Transaction	includes (without limitation) any act, failure to act, omission, death, receipt or accrual of income or gains, event (deemed or otherwise) or occurrence whatsoever, including Completion, any distribution or dividend failure to distribute, any loan or advance or transfer made by or to the Company, any benefit or advantage (or deemed benefit or advantage) given or provided by any person, the waiving or foregoing of any advantage, any payment made or the giving of any consideration by or to any person, any transaction in securities and any acquisition or disposal of any asset made or treated as having been made by any person and any occurrence whatsoever whether or not the Company is a party thereto, and includes the coming into effect of the Agreement and all documents executed pursuant thereto and for the avoidance of doubt shall include the severing of any group relationship on Completion;

Transaction Documents	this Agreement, the Tax Deed, the Option Agreement, the Escrow Agreement and the Deed of Indemnity;

USD or $	United States dollar(s);

VAT	value added tax;

VAT Act	The Value Added Tax Act, 1972 (as amended);

Warranties	the representations and warranties set out in Clause 7 and Schedule 3; and

Warrantors	the Sellers and Newco 1, each a Warrantor.

1.2	Unless the context requires otherwise, references in this Agreement to:

1.2.1	any of the masculine, feminine and neuter genders shall (where appropriate) include other genders;

1.2.2	the singular shall (where appropriate) include the plural and vice versa;

1.2.3	a person shall (where appropriate) include a reference to any natural person, body corporate, unincorporated association, partnership, firm and trust;

1.2.4	any statute or statutory provision or EU Directive shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, extended, consolidated, replaced or re-enacted from time to time and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision or EU Directive except to the extent that any amendment or modification made after today’s date would increase any liability or impose any additional obligation under this Agreement; and

1.2.5	any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

1.3	The headings in this Agreement are for convenience only and shall not affect its meaning. References to a “clause”, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule. The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes reference to the Schedules.

1.4	Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings in this Agreement.

1.5	A document expressed to be “in the approved terms” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each party.

1.6	A document expressed to be an “Annexure” means a document a copy of which has been identified as such and initialled by or on behalf of each party.

1.7	References to the Sellers means any one or more of the Sellers and reference to the Warrantors means any one or more of the Warrantors;

1.8	“including” or “includes” means including or includes without limited the generality of the foregoing;

1.9	A word or phrase the definition of which is contained in Section 2 of the Companies Act, 1963 shall have the meaning attributed to it by that definition.

2.	SALE OF SHARES

2.1	Subject to the terms of this Agreement, Newco 1 as beneficial owner shall sell or procure the sale of the Shares as set out below and Newco 2 shall buy all the Shares free from any Encumbrances and together with all benefits and rights now and hereafter attaching to the Shares at Completion including the right to receive all dividends, distributions and any return of capital declared but not paid on or before the Completion Date or declared and paid on or after the Completion Date.

Registered Holder	No and Class of Shares	Company
Jerry Kennelly	27,700 Ordinary Shares	Star Media Limited
Johanna Kennelly	300 Ordinary Shares	Star Media Limited
Jerry Kennelly	55,539 Ordinary Shares	Stockdisc Limited
Johanna Kennelly	561 Ordinary Shares	Stockdisc Limited

2.2	Each of the Sellers and Newco 1 hereby waives any pre-emption rights which he may have in relation to the Shares under statute, the Articles of Association of either Company or otherwise.

2.3	Neither Newco 1 nor Newco 2 shall be obliged to complete the purchase or sale of the Shares unless the purchase or sale of all of the Shares is completed in accordance with the terms of this Agreement and unless all of the Transaction Documents are executed by the named parties therein.

3.	CONSIDERATION

3.1	The Consideration shall comprise:

3.1.1	the sum of USD129,000,000; payable by Newco 2 to Newco 1; and

3.1.2	the Escrow Amount which shall be paid by Newco 2 into the Escrow Account on Completion and held in accordance with the provisions of clause 4 and the Escrow Agreement.

3.2	Any payment made by any of the Warrantors in respect of a breach of the Warranties, the Indemnity or Tax Deed shall be and shall be deemed to be pro tanto a reduction in the price paid for the Shares under this Agreement.

4.	ESCROW ARRANGEMENT

4.1	For the purposes of this clause 4:

“Escrow Claim Period” has the meaning assigned to it in paragraph 2.1.2 of Schedule 4;

“Escrow Maximum Payment Amount” means the sum of US$6,000,000 paid by Newco 2 into the Escrow Account on Completion (plus any interest accruing thereon in accordance with the terms of the Escrow Account);

“Escrow Payment Amount” shall mean the amount calculated at the last day of the Escrow Claim Period by subtracting from the Escrow Maximum Payment Amount the sum of all Finally Retained Amounts under Clause 4.4 and, to the extent not satisfied in full, the sum of all Claims that have been finally agreed in writing by the Warrantors and Getty Images or determined by a court of competent jurisdiction or by the Independent Accountant (in the case of a claim relating to Clause 5);

“Finally Retained Amount” has the meaning set out in Clause 4.4 of this Agreement;

“Initial Estimate” has the meaning set out in Clause 4.3 of this Agreement;

“Over-Retention” has the meaning set out in Clause 4.5 of this Agreement;

“Revised Estimate” has the meaning set out in Clause 4.2 of this Agreement.

4.2	If Newco 2 and Getty Images have not made any Claim(s) prior to the expiry of the Escrow Claim Period Newco 1 and Getty Images shall procure that the Escrow Maximum Payment Amount is released to Newco 1 (in accordance with the Escrow Agreement) no later than the fifth Business Day following the expiry of the Escrow Claim Period.

4.3	If any Claim or Claims are made in the Escrow Claim Period then either Newco 2 or Getty Images, as the case may be, shall at the same time as it serves a notice on the Warrantors in accordance with paragraph 2.2 of Schedule 4, provide to Newco 1 a bona fide estimate in writing of the maximum aggregate amount of each such Claim giving reasonable details of such Claim (both as to its grounds and the calculation of its amount) (the “Initial Estimate”) and shall thereafter notify Newco 1 in writing that it has revised the estimate upwards or downwards (the “Revised Estimate”) if facts or circumstances come to light reasonably justifying any such revisions, and Newco 2 or Getty Images, as the case may be, shall provide reasonable detail justifying such revision to Newco 1, at the same time as it notifies a Revised Estimate to Newco 1.

4.4	At the end of the Escrow Claim Period, Newco 1 and Newco 2 shall procure that the Escrow Payment Amount (if any) shall be released to Newco 1 (in accordance with the Escrow Agreement) no later than the fifth Business Day following the expiry of the Escrow Claim Period. In respect of each Claim that has not been agreed in writing by the Warrantors and Newco 2 or Getty Images or determined by a court of competent jurisdiction or (in the case of a claim relating to Clause 5) by the Independent Accountant prior to the end of the Escrow Claim Period, the amount of the relevant Initial Estimate or, where appropriate, the relevant Revised Estimate relating to the outstanding Claim shall be held in the Escrow Account (such amount being the “Finally Retained Amount”) until such time as the relevant Claim(s) has been finally settled or otherwise determined.

4.5

If after the end of the Escrow Claim Period and, upon final determination or settlement of any Claim(s) after that time, the amount which has been retained in the Escrow Account in respect of such Claim is greater than the amount finally determined or agreed to be payable to Newco 2 and/or Getty Images in respect of such Claim (such excess being the “Over-Retention”), within 5 Business Days of such determination or settlement Newco 1 and Getty Images shall procure that there is released from the Escrow Account to Newco 1 an amount equal to the Over-Retention but only to the extent that the balance then standing to the credit of the Escrow Account is greater than the sum of (i) the aggregate of all outstanding Finally Retained Amounts and (ii) the amount by which any Revised Estimates exceed the applicable aggregate Finally Retained Amounts.

4.6	Upon the final settlement or determination of any Claim(s) the parties shall procure that there is released to Newco 2 and/or Getty Images, as the case may be, from the Escrow Account such amount(s) as is equal to the amounts agreed or determined to be payable to Newco 2 and/or Getty Images as the case may be in respect of such Claim(s) or, if the amount then standing to the balance of the Escrow Account is less than the amounts agreed or determined to be payable to Newco 2 and/or Getty Images (as the case may be) in respect of such Claim(s), Newco 1 and Newco 2 shall procure that the balance then standing to the credit of the Escrow Account is released to Newco 2 and/or Getty Images (as the case may be) and such release shall be applied in or towards the discharge of the amount agreed or determined to be payable to Newco 2 and/or Getty Images (as the case may be) in respect of such Claim(s) and for the avoidance of doubt the Warrantors shall remain jointly and severally liable to pay to Newco 2 and/or Getty Images (as the case may be) any further amount due to Newco 2 and/or Getty Images (as the case may be) in respect of any such Claim(s). For the avoidance of doubt, the provisions of Clause 9 and Schedule 4 of this Agreement with respect to any such Claim shall apply.

4.7	Newco 1 and Getty Images shall promptly give to the Escrow Agents (as defined in the Escrow Agreement) all such written instructions as shall be necessary to give effect to the provisions of this clause 4.

4.8	Interest or capital gains which accrue on the Escrow Account shall follow the principal sum and be released to the party or parties entitled thereto contemporaneously with, and proportionately to, the release of the principal sum.

5.	COMPLETION ACCOUNTS

5.1	Newco 1 and Newco 2 shall jointly procure as soon as practicable and in any event within 45 calendar days after the Completion Date that a draft of the Completion Accounts are prepared by Newco 2 or Newco 2’s Accountants:

5.1.1	on the basis of Irish GAAP; and

5.1.2	with due and proper provision for the reinstatement liability in respect of the Property;

and submitted to the Sellers’ Accountants for their consideration. The Sellers and Newco 1 shall, and shall procure (insofar as it is within their powers of procurement and using commercially reasonable endeavours) that Mr John O’Brien (currently Chief Financial Officer of the Companies) shall provide all necessary co-operation, advice and assistance to Newco 2 and Newco 2’s Accountants for the purpose of preparing the draft of the Completion Accounts within such 45 day period.

5.2	Newco 1 and Newco 2 shall respectively disclose all information necessary to prepare the draft Completion Accounts and the Sellers’ Accountants shall be given access to the working papers of Newco 2 or Newco 2’s Accountants, as applicable, in relation to the Completion Accounts.

5.3

Newco 1 and Newco 2 shall use their respective reasonable endeavours to agree the draft Completion Accounts as soon as reasonably practicable. Failing agreement within 30 days of the receipt by the Sellers’ Accountants of the draft Completion Accounts, any dispute or difference relating thereto shall be referred for final determination to an independent accountant nominated jointly by Newco 1 and Newco 2 or, failing such nomination, at the request of either party, by the President for the time being of the Institute of Chartered Accountants of Ireland (the “Independent Accountant”). The instruction to appoint such an Independent Accountant shall be issued jointly by Newco 1 and Newco 2 no later than 40 calendar days from the receipt by the Sellers’ Accountant of the draft Completion Accounts. The Independent Accountant shall be instructed to render his decision within 30 calendar days of his nomination or appointment and shall act as an expert and not as an arbitrator and the laws of arbitration shall not apply and (in the absence of manifest error) his decision (which shall be communicated in writing to Newco 1 and Newco 2) shall be final and binding on Newco 1 and Newco 2. The fees and costs of the Independent Accountant shall be borne and paid as to 50% by Newco 1 and as to 50% by Newco 2 unless the Independent Accountant shall direct otherwise, in which case they shall be borne as he directs.

5.4	Newco 2 shall procure that the draft Completion Accounts as so agreed or determined shall be audited by Newco 2’s Accountants.

5.5	Cash Flow

5.5.1	The Sellers warrant and undertake to Newco 2 and Getty Images that on the Completion Date the Remaining Cash Reserve shall stand to the credit of the Company’s bank account [details]. For the avoidance of doubt, for the purposes of this Clause 5.5, reference to “the Company” shall be taken to be to the Companies on a consolidated basis.

5.5.2	If during the Period, the Cash Reserves Balance continuously exceeds €50,000, then the sum of €50,000 shall be paid by the Company to the Sellers no later than the fifth Business Day following the agreement of the Completion Accounts.

5.5.3	If at all times during the Period, the Cash Reserves Balance falls below €50,000 then €0 will be released to the Sellers.

5.5.4	If at any point in time during the Period, the Cash Reserves Balance falls below €0 then the Sellers shall pay to Newco 2 or the Company, at Newco 2’s election, an amount in cash equal to the greatest amount by which the Cash Reserves Balance falls below €0 during the Period, no later than the fifth Business Day following the agreement of the Completion Accounts.

5.5.5	Without prejudice to the foregoing, the following are examples of the workings of this clause for illustration purposes only:

Example 1 – application of Clause 5.5.2

If during the Period, the lowest Cash Reserves Balance recorded is € 60,000 THEN the sum of €50,000 is paid by the Company to the Sellers (because the Cash Reserves Balance at all times is more than €50,000).

Example 2 – application of Clause 5.5.3

If during the Period, the lowest Cash Reserves Balance recorded is €49,000 at any one point, THEN €0 is paid to the Sellers (because the Cash Reserves Balance has fallen below €50,000 during the Period).

Example 3 – application of Clause 5.5.4

If during the Period, the lowest Cash Reserves Balance recorded is a negative balance of €89,000, at any one point, THEN the sum of €89,000 is paid by the Sellers to the Company or to Newco 2.

5.6	Working Capital

5.6.1	The Warrantors covenant and undertake to Newco 2 and Getty Images that as at the Completion Date and as determined by the Completion Accounts, the Company will have positive net working capital (inclusive of cash but excepting the Remaining Cash Reserve), where net working capital is calculated as current assets (inclusive of cash) less current liabilities. The terms current assets and current liabilities shall have the meaning ascribed to those terms by Irish GAAP.

5.6.2	If the Company has negative working capital as at the Completion Date (as calculated above), then the Sellers shall pay to Newco 2 or the Company, at Newco 2’s election, an amount in cash equal to the absolute value of the negative working capital no later than the fifth Business Day following agreement of the Completion Accounts.

6.	COMPLETION

6.1	Completion shall take place at the offices of the Sellers’ Solicitors immediately following execution of this Agreement.

6.2	On Completion, Newco 1 and Newco 2 shall each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 2.

7.	WARRANTIES

7.1	The Warrantors jointly and severally represent and warrant to Newco 2 and to Getty Images (in consideration of the latter providing the guarantee as set out in Clause 14) that, subject only as Disclosed in the Disclosure Letter, each of the Warranties is true and accurate in all respects and is not misleading at the date of this Agreement.

7.2	Each Warranty is given subject to the Disclosed Matters.

7.3	The Warranties shall continue in full force and effect notwithstanding Completion.

7.4	Each Warranty shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or any other provision in this Agreement.

7.5	Where any statement in the Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Sellers” or any similar expression such Warranty shall be deemed to have been given by the Warrantors to the best of the knowledge, information and belief of the Sellers after making due and careful enquiries of all relevant third parties. Without limitation a matter shall be treated as within the knowledge, information and belief of the Sellers if it is within the knowledge, information or belief of any of (i) each other of them, or (ii) any individual reporting directly to either of the Sellers at any time between 31 December 2004 and the Completion Date where any statement in the Warranties is qualified by reference to the awareness of the Sellers, reference to such awareness shall be deemed to refer to their actual awareness.

7.6	In applying any Warranty in respect of the Business carried on outside Ireland any reference to any Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall be deemed to include what most nearly approximates in that jurisdiction to the Irish term.

7.7	The Warrantors acknowledge that Newco 2 and Getty Images have each entered into this Agreement in reliance inter alia on representations in the terms of the Warranties and that Newco 2 and Getty Images have each been induced by those representations to enter into this Agreement.

7.8	None of the Warranties will be deemed to be in any way modified or discharged by reason of any investigation or inquiry made or to be made on behalf of Newco 2 or Getty Images and without prejudice to the provisions of paragraph 11.4 of Schedule 4 hereto no information of which Newco 2 has knowledge (actual or constructive) other than by reason of its fair disclosure in the Disclosure Letter will prejudice any claim which Newco 2 or Getty Images may be entitled to bring or will operate to reduce any amount recoverable by Newco 2 or Getty Images under this Agreement.

8.	REPRESENTATION REGARDING DISCLOSURE DOCUMENTS

8.1	The Warrantors jointly and severally represent to Newco 2 and Getty Images that the contents of the Disclosure Documents are true, accurate and complete in all material respects and are not misleading and, for the avoidance of doubt, the provisions of this Clause 8.1 shall not be construed or take effect as a warranty.

9.	LIMITATION OF LIABILITY

9.1	The liability of the Warrantors

9.1.1	in respect of any claim under the Warranties shall be limited as provided in Schedule 4; and

9.1.2	in respect of any claim under the Indemnity shall be limited as provided in clauses 6, 7 and 8 of Schedule 4; and

9.1.3	in respect of any claim under the Tax Deed shall be limited as provided in the Tax Deed,

but so that the limitations on the liability of the Warrantors under this Clause 9.1, Schedule 4 and the Tax Deed shall not apply to the Title Warranties.

9.2	Notwithstanding any other provision of this Agreement, the provisions of this Clause 9, Schedule 4 and the limitations in the Tax Deed shall not apply to any claim made against the Warrantors which arises or is delayed as a result of any fraud, dishonesty, wilful concealment or wilful omission by or on behalf of the Warrantors.

10.	INDEMNITY

The Warrantors shall indemnify and hereby undertake to keep indemnified Newco 2, Getty Images or at the option of Newco 2, the Companies against all liabilities, costs, damages and reasonable expenses (including legal expenses and Tax) which may be incurred or suffered:

(a)	directly; or

(b)	indirectly (but excluding loss of profit or a fall in the share price of any member of the Getty Images Group);

by Newco 2 or Getty Images or either of the Companies arising from the issue, redemption, purchase, sale, assignment or transfer of any share in the capital of either Company at any time prior to Completion.

11.	PROTECTION OF GOODWILL

11.1	Except with the prior agreement of Getty Images in the context of an agreed integration plan to be implemented after Completion, each of the Sellers undertakes to Newco 2 and Getty Images that neither he nor his Connected Persons will, directly or indirectly:

11.1.1

at any time during the period of 18 calendar months from, the Completion Date solicit or entice away, or endeavour to solicit or entice away from any the Companies or offer employment to or offer to conclude a contract of services with any person who was at the date of this Agreement, or who at any time during the period of 12 calendar months prior to the date of this Agreement had been, a contractor or service provider to the relevant Company (and with whom either Seller had dealings during his employment or service or contract period) whether or not such person would commit a breach of the terms of any other contract;

11.1.2	at any time during the period of 18 calendar months from the Completion Date:

11.1.2.1	carry on, engage in or be employed in; or

11.1.2.2	be concerned or interested in; or

11.1.2.3	in any way assist in any business (apart from the Companies at Newco 2’s request) involved in the Relevant Business.

11.1.3	at any time during the period of 18 calendar months from the Completion Date, solicit, or approach or cause to be solicited or approached the custom of or deal with any person who is a customer or client of either of the Companies and with whom it had any dealings at any time during the period of 12 months prior to the Completion Date so as to compete with the Relevant Business;

11.1.4	at any time during the period of 18 calendar months from the Completion Date, interfere or seek to interfere or take such steps as may interfere with supplies to Newco 2 or Getty Images or either of the Companies from any suppliers who shall have been supplying goods or services (including but not limited to images production services) to either of the Companies for use in connection with the Relevant Business at any time during the period of 12 months prior to the Completion Date;

11.1.5	at any time during the period of 18 calendar months from the Completion Date, be engaged, concerned or interested, in any business or person which has, at any time during the 12 months preceding the Completion Date, supplied any goods and/or services to or has been a client or customer of either of the Companies;

11.1.6	at any time after the Completion Date use as a trade or business name or mark or domain name or carry on a business under a title containing the words “Stockdisc” “Star Media”, “Stockbyte” or any combination of the foregoing or any other words which resemble or are deliberately calculated to resemble the same; or

11.1.7	assist, induce or encourage any other person to do any of the above.

Each undertaking contained in this Clause 11.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

11.2	Nothing contained in Clause 11.1 shall prevent the Warrantors from being the holders or beneficial owners of any units of any authorised unit trust and from being the holder or beneficial owner of any class of securities in any company if such class of securities is listed, or dealt in, on a recognised securities market provided that it neither holds nor is beneficially interested in more than a total of 3% of any single class of the securities in that company.

11.3	Whilst the undertakings in Clause 11.1 are considered by the parties to be reasonable in all the circumstances as at the date of this Agreement it is hereby agreed and declared that Newco 2 or Getty Images may by notice in writing at any time to the Warrantors reduce in whole or in part the extent of the restrictions in the said covenants in such manner and to such extent as Newco 2 or Getty Images in its absolute discretion determines and thereupon the Warrantors agree to be bound by an additional covenant in the form reduced and the validity of any other covenant and provisions contained in this Agreement shall not be affected.

12.	CONFIDENTIALITY

The parties hereto shall in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s benefit or to the detriment of either Company, any member of the Getty Images Group or either of the Sellers any Confidential Information of the other party, provided that:

12.1	such obligation shall not apply to information which enters the public domain (other than through a breach by the Warrantors of this Clause);

12.2

the parties hereto shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or by any recognised securities market provided that the disclosing parties provide the other party with reasonable written notice of the nature of such disclosure prior to such disclosure and consult with that other relevant party in relation to such disclosure prior to making it; and

12.3	the terms of this Clause 12 shall supersede the provisions of the Confidentiality Agreement dated 5 October 2005 entered into between the Sellers and Getty Images.

13.	ANNOUNCEMENTS

13.1	No party shall (without the consent of the other parties) issue any press release or publish any document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement, before or after Completion, relating to any of the matters provided for or referred to in this Agreement or any ancillary matter, unless required by law or by any competent judicial or regulatory authority or by any recognised investment exchange (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

13.2	Nothing in clause 13.1 shall restrict:

13.2.1	Newco 2 or any member of Getty Images Group from informing customers or suppliers of the acquisition of the Companies by Newco 2 after Completion;

13.2.2	the Sellers from speaking to or communicating with the business media in relation to the broad issues concerning the transaction provided for by this Agreement following Completion provided however that the Sellers shall not speak to or communicate with the business media as aforesaid without having first agreed with Getty Images the general themes or messages in any such statement or communication if the Sellers and Getty Images have not already done so at the time of Completion; or

13.2.3	any party from making any disclosure to any of its officers, employees, agents or advisers who are required to receive such disclosure to carry out their duties.

14.	GUARANTEE AND INDEMNITY OF GETTY IMAGES

14.1	In consideration of Newco 1 entering into this Agreement and selling the Shares to Newco 2 and the Sellers joining/entering into this Agreement for the purposes set out herein, Getty Images unconditionally and irrevocably guarantees to the Sellers and Newco 1 the due performance and observance by Newco 2 of its obligations under this Agreement and will indemnify the Sellers and Newco 1 against all losses, damages, costs and reasonable expenses which may be incurred by the Sellers by reason of any default on the part of Newco 2 in performing its obligations under this Agreement.

14.2	The guarantee and indemnity set out in Clause 14.1 shall remain in force (regardless of any change in shareholding or control of Newco 2) for so long as Newco 2 shall have any liability or obligation to the Sellers and/or Newco 1 under this Agreement (including the Escrow Agreement) and until such liabilities and obligations have been discharged in full.

14.3	Getty Images shall be entitled to set off against any claim by the Sellers and/or Newco 1 under the guarantee and indemnity set out in Clause 14.1 any amount due to it under any settled or agreed Claim or any other amount from time to time payable by the Sellers to Getty Images under the terms of this Agreement.

14.4	If any payment received by Newco 1 pursuant to this Agreement shall on the subsequent winding up of Newco 2 be set aside or avoided under any laws relating to insolvency, that payment shall not be considered as discharging or diminishing the liability of Newco 2 or Getty Images to the extent such payments are recovered from Newco 1 and to such extent the guarantee set out in Clause 14.1 shall apply as if the payment so recovered from Newco 1 had at all times remained owing by Newco 2.

15.	GUARANTEE AND INDEMNITY OF THE SELLERS

15.1

In consideration of Getty Images entering into this Agreement for the purposes set out herein, the Sellers unconditionally and irrevocably guarantee to Getty Images and Newco 2 the due performance and observance by Newco 1 of its obligations under this Agreement and will indemnify Newco 2 and Getty Images against all losses, damages, costs and reasonable expenses which may be incurred by Getty Images by reason of any default on the part of Newco 1 in performing its obligations under this Agreement.

15.2	The guarantee and indemnity set out in Clause 15.1 shall remain in force (regardless of any change in shareholding or control of Newco 1) for so long as Newco 1 shall have any liability or obligation to Getty Images and/or Newco 2 under this Agreement including the Escrow Agreement and until such liabilities and obligations have been discharged in full.

15.3	The Sellers shall be entitled to set off against any claim by Getty Images and/or Newco 2 under the guarantee and indemnity set out in Clause 15.1 agreed Claim or any other amount from time to time payable by Getty Images and/or Newco 2 to the Sellers under the terms of this Agreement.

15.4	If any payment received by Newco 2 or Getty Images pursuant to this Agreement shall on the subsequent winding up of Newco 1 be set aside or avoided under any laws relating to insolvency, that payment shall not be considered as discharging or diminishing the liability of Newco 1 or the Sellers to the extent such payments are recovered from Newco 1 and to such extent the guarantee set out in Clause 15.1 shall apply as if the relevant payment had at all times remained owing by Newco 1.

16.	COSTS

Each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement, except that the Sellers shall be liable to Newco 2 and Getty Images for the Agreed Costs.

17.	CAPACITY

Each party represents to each other party that it has full power and authority to enter into and perform this Agreement (and any other agreement or arrangement to be entered into by it in connection with this Agreement), that the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

17.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or, in the case of a party which is a corporate entity, under its constitutive documents; or

17.2	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

18.	APPLICABLE LAW AND JURISDICTION

18.1	This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of Ireland.

18.2	The parties irrevocably submit to the non-exclusive jurisdiction of the Courts of Ireland in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

19.	GENERAL

Entire agreement

19.1	This Agreement (together with any documents referred to herein or entered into pursuant to this Agreement particularly the Transaction Documents) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

19.2	Each of the parties acknowledges and agrees that:

19.2.1	it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement or the Disclosure Letter and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

19.2.2	this clause 19.2 shall not apply to any statement, representation or warranty set out in this Agreement or in the Transaction Documents made fraudulently or to any provision of this Agreement (including for the avoidance of doubt, the Warranties) which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement regardless of the other terms of this Agreement.

19.3	No Partnership

This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties.

19.4	Variations and waivers

19.4.1	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of all the parties and expressed to be such a variation.

19.4.2	No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

19.5	Assignment

19.5.1	Subject to Clauses 19.5.2 and 19.5.3, none of the parties shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the prior written consent of the other party.

19.5.2	All or any rights of Newco 2 or Getty Images (but not the obligations of Getty Images under Clause 14) under this Agreement (including, without limitation, in respect of the Warranties) or any of the documents referred to herein may be assigned by Newco 2 or Getty Images to any member of the Getty Images Group (or by any such member to any other member of the Getty Images Group) provided that if such assignee company leaves the Getty Images Group such rights are assigned to another member of the Getty Images Group.

19.5.3	Newco 1 shall be entitled, without the consent of Newco 2 or Getty Images, to assign its rights under Clause 4 and the Escrow Agreement to the Sellers or to any company which is for the time being its holding company or subsidiary or a subsidiary of its holding company where such assignment takes place as part of a bona fide reconstruction or amalgamation.

19.6	Effect of Completion

The provisions of this Agreement, insofar as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

19.7	Counterparts

This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

19.8	Default interest

If any amount required to be paid by a party under this Agreement is not paid when it is due, such amount shall bear interest at the rate of three per cent (3%) per annum over EURIBOR, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgement.

19.9	Joint and Several liabilities

Obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by the Sellers or the Warrantors shall be construed as if expressed to be given jointly and severally.

20.	NOTICES

20.1	Address for service

Any notice, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in writing and signed by or on behalf of the person giving it and shall be sent or delivered to the party to be served at the address set out

20.1.1	in the case of each of the Sellers, at the front of this Agreement (marked: “for the attention of Jerry and Johanna Kennelly”);

20.1.2	in the case of Newco 1, at the front of this Agreement (marked: “for the attention of Jerry and Johanna Kennelly”);

20.1.3	in the case of Newco 2, c/o Beauchamps, Riverside Two, Sir John Rogerson’s Quay, Dublin 2 (marked “for the attention of Mark Pery-Knox-Gore/Máire Cunningham);

20.1.4	in the case of Getty Images, at the front of this Agreement (marked “for the Attention of Jeff Beyle”).

20.2	Method of service

Service of a Notice must be effected by prepaid registered post (or by airmail if from one country to another) and shall be treated as served on the second (or if by airmail the fourth) Business Day after the date of posting. In proving service it shall be sufficient to prove that the envelope containing the Notice was correctly addressed, postage paid and posted.

20.3	Change of details

A party may notify any other party of a change to the details in clause 20.1 provided that such notification shall only become effective on the date falling five Business Days after service of such Notice (or, if later, on the date specified in such notice).

20.4	Service of Agent

20.4.1	Without prejudice to any other mode of service;

20.4.2

each of the Warrantors irrevocably authorises and appoints [William Fry, Solicitors, Fitzwilton House, Wilton Place, Dublin 2] as their agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this Clause 20 shall be deemed to be effective service on the relevant Warrantor. A notice issued upon such agent shall be marked: “for the attention of June O’Connell/Brendan Heneghan; and

20.4.3	each of Newco 2 and Getty Images irrevocably authorises and appoints Beauchamps of Riverside Two, Sir John Rogerson’s Quay, Dublin 2 as its agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this Clause 20 shall be deemed to be effective service on Newco 2 or Getty Images as the case may be. A notice issued upon such agent shall be marked: “for the attention of Mark Pery-Knox-Gore/Máire Cunningham”.

THIS AGREEMENT has been duly executed and delivered on the date stated above.

SCHEDULE 1 - THE COMPANIES

Star Media Limited

Place of Incorporation:	Ireland

Date of Incorporation:	18 December 1986

Registered Number:	119057

Registered Office:	Kerry Technology Park, Tralee, Co. Kerry

Authorised Share Capital:	€126,973.80 comprised of 100,000 Ordinary Shares of €1.269738 each

Issued Share Capital:	28,000 Ordinary Shares of €1.269738 each

Shareholders:	Johanna Kennelly (formerly O’Dwyer) Jerry Kennelly

Directors:	Johanna Kennelly Jerry Kennelly

Secretary:	Johanna Kennelly

Auditors:	Ernst & Young 89 South Mall Cork City

Accounting Reference Date:	30 April 2005

Charges:	None

Status:	Normal

Stockdisc Limited

Place of Incorporation:	Ireland

Date of Incorporation:	20 December 2004

Registered Number:	395548

Registered Office:	Racecourse Road, Tralee, Co. Kerry

Authorised Share Capital:	€2,000,000 divided into 2,000,000 Ordinary Shares of €1 each.

Issued Share Capital:	56,100 Ordinary Shares of €1 each

Shareholders:	Jerry Kennelly Johanna Kennelly

Directors:	Jerry Kennelly Johanna Kennelly

Secretary:	Johanna Kennelly

Auditors:	Ernst & Young 89 South Mall Cork City

Accounting Reference Date:	30 April 2005

Charges:	None

Status:	Normal

SCHEDULE 2 - COMPLETION OBLIGATIONS

PART I

OBLIGATIONS OF NEWCO 1

1.	DELIVERY OBLIGATIONS

On Completion Newco 1 shall deliver, or (if Newco 2 shall so agree) make available, to Newco 2:

Share transfers, statutory books etc.

1.1	Duly completed and executed stock transfers of the Shares by the registered holders in favour of Newco 2 (or persons nominated by Newco 2), the share certificates and any additional documentation necessary to establish each transferor’s title to the Shares and to allow the transferee(s) (subject to due stamping) to be registered in the register of members of the Companies as holder(s) of the Shares;

1.2	The original of any power of attorney (in the approved terms and irrevocable) under which this Agreement or any of the transfers or other documents referred to in this Schedule is executed and evidence (to Newco 2 ‘s satisfaction) of the authority of any person signing on behalf of a corporate entity;

1.3	The certificate of incorporation and all certificates of incorporation on change of name, the common seal, statutory books and other registers, books of account, record books and documents for each of the Companies written up to Completion;

1.6	The Disclosure Documents;

Other documents

1.7	the Tax Deed, the Deed of Indemnity and the Option duly executed by the parties thereto (other than Newco 2 and Getty Images);

1.8	the Escrow Agreement duly executed by the parties thereto (other than Newco 2 and Getty Images);

1.9	letters of resignation from each of the directors and the company secretaries of the Companies resigning from their respective offices and their employment together with a written acknowledgement as a deed from each of them in such form as Newco 2 may require that he has no claim against the Companies from which he is resigning in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever;

1.10	all documents relating to the Intellectual Property rights owned or used by the Company;

1.11	written confirmation from the Sellers in a form acceptable to Newco 2 that there are no subsisting guarantees given by either Company in its favour or in favour of the other Company or any other person and that as at the date of Completion none of the Sellers nor any Connected Person of any of the Sellers are indebted to either Company and vice versa;

1.12	all credit cards and cheque books in the name or for the account of the Companies in the possession or control of any officer or Employee of the companies resigning at Completion;

1.13	the Accounts and Management Accounts duly initialled by the Sellers and a duly authorised representative of Getty Images for identification purposes;

1.14	a certificate from the Company’s bankers certifying the current and deposit account balances of the Company as at close of business on the last Business Day preceding Completion evidencing that the Remaining Cash Reserve and the Agreed Costs have been retained in the Companies;

1.15	evidence that the Remaining Cash Reserve has been retained in the Companies;

1.16	an irrevocable instruction to Getty Images’ Solicitors to transfer the sum of USD129,000,000 to the designated client account of the Sellers’ Solicitors.

PART II

OBLIGATIONS OF NEWCO 2

On Completion Newco 2 shall, conditionally upon the satisfaction of the obligations set out in Part I of this Schedule:

1.1	arrange for the telegraphic transfer of US$129,000,000 to the Sellers’ Solicitors at: receipt of which by the Sellers’ Solicitors shall discharge Newco 2 from its obligation to pay such sum to Newco 1;

1.2	arrange for the telegraphic transfer of US$6,000,000 to the Escrow Account at, receipt of which by the Sellers’ Solicitors and Getty’s Solicitors shall discharge Newco 2 from its obligation to pay the Escrow Amount into the Escrow Account.

1.4	deliver to the Sellers’ Solicitors a counterpart of the Tax Deed and Deed of Indemnity executed by Newco 2;

1.5	deliver to the Sellers, the Option Agreement executed by Newco 2 and Getty Images;

1.6	deliver to the Sellers’ Solicitors a certified copy of a board resolution of Newco 2 and Getty Images authorising the execution and performance by Newco 2 and Getty Images of their respective obligations under this Agreement and each of the documents to be executed by Newco 2 and Getty Images pursuant to this Agreement; and

1.7	Deliver to Newco 1 the Escrow Agreement duly executed by Newco 2 and Getty Images.

SCHEDULE 3 - WARRANTIES

I	Sellers’ Interests

II	Accounts

III	Constitutional Matters

IV	Assets

V	Liabilities

VI	Trading arrangements

VII	Compliance and litigation

VIII	Insolvency

IX	Intellectual Property and Information Technology

X	Officers and Employees

XI	Pensions

XII	Properties

XIII	Tax

DEFINITIONS

In this Schedule 3, references to the Accounts are to those of the Companies, as the case may be. In this Schedule 3, the following words and expressions shall have the meanings given to them below:

Companies	means a reference to each or both of Star Media Limited and Stockdisc Limited as the context requires or allows;
Sellers	means each or both of Jerry Kennelly and Johanna Kennelly as the context requires or allows;

PART I

WARRANTORS INTERESTS AND GENERAL WARRANTIES

1.	Information

The information detailed below

•	Description and history of the share capital of each of the Companies as expressly set out in clause 1 of Part III of the Disclosure Letter ;

•	Description of the exit of ACT Enterprise Fund from Star Media Limited as set out in clause 1 of Part III of the Disclosure Letter;

is at the date hereof true and accurate in all respects and so far as such information is expressed as a matter of opinion such opinions were when given and are at the date hereof truly and honestly held and not given casually or recklessly or without due regard for their accuracy.

2.	Title etc

2.1	The information set out in Schedule 1 to this Agreement is true complete and accurate in all respects.

2.2	As at the date of this Agreement, the Shares are legally owned solely by the Sellers and the entire beneficial interest in the Shares is held by Newco 1. The Shares have been properly and validly allotted.

2.3	There are no options or other agreements or arrangements outstanding which call for the issue or allotment, or give any person the right to call for the transfer or issue of, any shares or loan capital (including without limitation conversion rights and rights on realisation of security) of the Companies and no person has claimed to be entitled to any of the foregoing.

2.4	Apart from this Agreement, there is no Encumbrance on or affecting the issued or unissued share or loan capital of the Companies and there is no agreement or commitment to give or create any such Encumbrance and no claim has been made and no circumstances exist which will give rise to any such Encumbrance.

2.5	The Sellers are entitled to transfer the full legal and beneficial ownership of the Shares to Newco 1 without the consent of any third party and Newco 1 is entitled to transfer the full legal and beneficial ownership of the Shares to Newco 2 without the consent of any third party.

2.6	Neither Company has at any time:

2.6.1	repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares other than as set out in detail in the Disclosure Letter, or otherwise reduced (or agreed to reduce) their issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so; or

2.6.2	directly or indirectly provided any financial assistance for the purpose of the acquisition of their shares or any holding company or for the purpose of reducing or discharging any liability incurred in such an acquisition whether pursuant to section 60 of the Companies Act, 1963 or otherwise.

2.7	Any repayment, redemption or purchase by a Company of its own shares was effected in compliance with the Acts.

2.8	The Shares represent the entire allotted and issued share capital of the Companies and all Shares are fully paid up.

3.	General

3.1	The Companies do not, nor have they ever, carried on any trade or business other than the Relevant Business.

3.2	The Sellers and Newco 1 have obtained all necessary corporate and other consents and approvals in relation to the performance of this Agreement and the provisions of this Agreement constitute legal and binding obligations of the Sellers and Newco 1.

3.3	The Companies are not or have not agreed to become a holder of any class of share or other capital of any company and the Companies are not and have not agreed to become a member of any joint venture, partnership or consortium and are not and, apart from the revenue sharing arrangements with resellers as set out at document attached to the Disclosure Letter (Index No. ), have not agreed to be a party to any profit sharing arrangement.

PART II

ACCOUNTS

1.	GENERAL

1.1	The Accounts show a true and fair view of the:

1.1.1	assets, liabilities and state of affairs and financial position as at the Accounts Date; and

1.1.2	profits/losses for the financial period ended on the Accounts Date; of the Companies.

1.2	The Accounts have been prepared and audited in accordance with Irish GAAP generally accepted accounting conventions, policies and principles and comply with the requirements of the CA and all other applicable legislation and all relevant statements of standard accounting practice.

1.3	The bases and policies of accounting adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Companies for the three preceding fiscal years and no audited accounts of the Companies since incorporation have been qualified by the auditors.

1.4	The Accounts:

1.4.1	contain full provision or reserve for bad and doubtful debts and for depreciation on fixed assets;

1.4.2	contain, to the extent required by Irish GAAP, a note of all capital commitments of the Companies at the Accounts Date, which note was when made and is now (by reference to the date on which it was made) adequate, fair and not misleading;

1.4.3	contain full reserves or provisions for all Taxation for which the Companies were on the Accounts Date or at any time thereafter may have become or may hereafter become liable to be assessed or to pay on or in respect of or by reference to the profits, gains, income, earnings or activities of the Companies for any period ending on or before the Accounts Date, including deferred taxation (adequate provision being made, or disclosed in note if not made, in a deferred taxation account for any corporation tax on chargeable gains and balancing charges that would arise on the sale of all fixed assets at the values attributed to them in the Accounts);

1.4.4	disclose, note or provide for all known liabilities of the Companies which were known, actual or contingent (including contingent liabilities to customers and contingent liabilities for Taxation); and

1.4.5	value the work in progress on a basis that excludes profit and includes adequate provision for losses which have arisen or could reasonably be anticipated to arise on uncompleted contracts and the amount included in the Accounts in respect of work in progress is reasonable and has been determined in accordance with Irish GAAP.

1.5	The basis of valuation for stock-in-trade and work-in-progress has remained consistent with that adopted for the purpose of the Companies’ audited accounts for the last three fiscal years.

1.6	The profits of the Companies for the three fiscal years ended on the Accounts Date as shown by the accounts delivered to the Buyer and the trend of profits shown by them have not (except as Disclosed in them) been affected by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

1.7	All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Companies (including all invoices and other records required for VAT purposes):

1.7.1	have been properly maintained, are in the possession of the Companies and contain true and accurate records of all matters including those required to be entered in them by the Act and no notice or allegation that any of the same is incorrect or should be rectified has been received;

1.7.2	do not contain or reflect any inaccuracies or discrepancies;

1.7.3	comply with the requirements of Section 202(1) Companies Act, 1990; and

1.7.4	contain accurate information in accordance with Irish GAAP relating to all transactions to which the Companies have been a party.

1.8	No research and development costs have been capitalised under the accounting policy contained in the Accounts.

2.	MANAGEMENT ACCOUNTS

The Management Accounts have been properly prepared with due and diligent care and attention and on a prudent basis in a manner consistent with that adopted in the preparation of the management accounts of the Companies for all periods ending during the 12 month period prior to the Accounts Date. The Management Accounts have been prepared in the ordinary course of the business adopting policies and principles consistently applied throughout the period to which the Management Accounts relate, are not misleading and neither overstate the value of the assets nor understate the liabilities of the Companies and do not overstate the profit of the Companies.

3.	BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date the Companies:-

3.1	have carried on their business in the ordinary and usual course and without entering into any transaction, assuming any liability (whether actual or contingent and whether disputed or not) or making any payment not provided for in the Accounts which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of their business;

3.2	have not, in relation to the consolidated financial position of the Companies as set out in the Materials but disregarding any amounts that relate to business between the Companies and the Buyer or an Affiliate of the Buyer, experienced any material deterioration in their financial position or prospects or turnover or performance or suffered any diminution of their assets whether by the wrongful act of any person (or otherwise howsoever arising) and the Companies have not had their business, profitability or prospects adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and so far as the Sellers are aware there are no facts which are likely to give rise to any such effects;

3.3	have not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any liabilities (actual or contingent) otherwise than in the ordinary course of business;

3.4	have not declared, made or paid any dividend, bonus or other distribution of capital or income other than those provided for in the Accounts (whether a qualifying distribution or otherwise) and no loan or loan capital of the Companies has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

3.5

have not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the date of this Agreement) any liability of the Companies to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on the actual income

(not chargeable gains or deemed income) of the Companies arising from transactions entered into in the ordinary course of business, income tax under the PAYE or PRSI systems in respect of persons employed by it since the Accounts Date and VAT in respect of taxable supplies made by it in the ordinary course of business since the Accounts Date;

3.6	have not made any change to the remuneration, terms of employment, emoluments or pension benefits of any Employee of the Companies who on the Accounts Date were entitled to remuneration in excess of €40,000 per annum and has not appointed or employed any additional Employee entitled as aforesaid;

3.7	have received payment in full of all debts owing to the Companies shown in the Accounts (subject to any provision for bad and doubtful debts made in the Accounts), have not released or written off any debts in whole or in part and in particular since the end of the period ending 31 October 2005, have not written off debts in an amount exceeding € 10,000 in the aggregate;

3.8	have not since 31 October 2005 entered into contracts involving capital expenditure in an amount exceeding € 10,000 in the aggregate;

3.9	so far as the Sellers are aware, have not been subject to any event or occurrence which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

3.10	save where there has been a bona fide dispute between the Companies and a creditor, have paid their creditors within the times agreed with such creditors and do not have any debts outstanding which are overdue for payment by more than six weeks;

3.11	have not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Companies at the Accounts Date) or since the Accounts Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Companies at the Accounts Date;

3.12	have not prepaid or become liable to repay any indebtedness in advance of its stated maturity;

3.13	have not made any change to its accounting reference date and no accounting period of the Companies has ended since the Accounts Date;

3.14	have not made any payments or incurred any obligations to make payments which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Companies; and

3.15	(including any class of its members) have not passed any resolution whether in general meeting or otherwise.

4.	TRANSACTIONS WITH THE SELLERS, DIRECTORS AND CONNECTED PERSONS

4.1	Loans and debts

There is not outstanding:

4.1.1	any indebtedness or other liability (actual or contingent) owing by the Companies to the Sellers or Director or any Connected Person or owing to the Companies by the Sellers or Director or any Connected Person; or

4.1.2	any guarantee or security for any such indebtedness or liability as aforesaid.

4.2	Arrangements with Connected Persons

4.2.1	There are no agreements, arrangements or understandings (whether legally enforceable or not) to which the Companies are a party and (i) in which the Sellers and/or any Connected Person of any of them is or has been interested whether directly or indirectly; (ii) in which any former Director is directly or, so far as the Sellers are aware, indirectly interested; or (iii) so far as the Sellers are aware any Connected Person of any former Director of the Company is directly or indirectly interested.

4.2.2	The Companies are not a party to, nor have their profits or financial position during the last six years been affected by any agreement or arrangement which is not entirely of an arm’s length nature.

4.3	Competitive interests

4.3.1	Neither the Sellers, nor to the best of the knowledge, information and belief of the Sellers any Connected Person of the Sellers, either individually, collectively or with any other person or persons, has any estate, right or interest, directly or indirectly, which is or is likely to be or become competitive with any aspect of the Relevant Business save as registered holder or other owner of any class of securities of any company if such class of securities is quoted or listed on any recognised stock exchange and if such person (together with Connected Persons) holds or is otherwise interested in less than 3% of such class of securities.

4.3.2	The Sellers either individually, collectively or with any other person or persons are not interested in any way whatsoever in any Intellectual Properties used and not wholly owned by the Companies.

4.3.3	Neither the Sellers nor any Closely Connected Person are currently, or have at any time for a period 36 months prior to the date hereof, been engaged, interested or concerned in any way, directly or indirectly, in or with any business or undertaking competitive with any aspect of the Relevant Business (and for the purposes of this Warranty, “Closely Connected Person” in relation to a Seller means (i) any partner of such Seller; (ii) any body corporate controlled either directly or indirectly by such Seller either alone or together with a Connected Person (and “control” for this purpose means the right to exercise or control the exercise of 25% or more of the voting power at general meetings of that company or if the company is otherwise accustomed to act in accordance with his direction); (iii) any Affiliate of any such company; and (iv) any person acting in his capacity as the trustee of any trust the principal beneficiaries of which are such Seller, his spouse or any of his children or any body corporate which such Seller controls (control having the meaning previously assigned to it).

4.4	Benefits

No Connected Person of the Sellers, or former director of the Companies are entitled to any remuneration, compensation or other benefit from the Companies and neither the Sellers nor any Connected Person is entitled to any claim of any nature against the Companies and neither the Sellers nor any Connected Person have assigned to any person the benefit of such claim to which he otherwise would have been entitled.

PART III

CONSTITUTION

1.	REGISTER OF MEMBERS

The register of members of each of the Companies has been properly kept and contains true, accurate and complete records of the present members of the Companies and the Companies have not received any written notice or allegation that the register and other matters with which it should deal are incorrect or incomplete or should be rectified.

2.	STATUTORY BOOKS

The statutory books and minute books of the Companies contain true, accurate and complete records, are up to date and in its possession and the Companies have not received any written notice or allegation that any of them is incorrect or incomplete or should be rectified. The Companies have recorded in duly signed minutes all resolutions and proceedings which ought to be so recorded.

3.	SUBSIDIARIES

3.1	The Companies do not own any shares or debentures in the capital of any other company.

4.	MEMORANDUM AND ARTICLES

4.1	The copy of the memorandum and articles of association of the Companies (the “memorandum and articles”) attached to the Disclosure Letter are true, complete and up to date and incorporates all documents and information required to be annexed to, or contained in, the memorandum and articles including those set out in Section 143(4) of the Companies Act, 1963.

4.2	The Companies have at all times carried out its business and affairs within the powers and in accordance with the provisions of its memorandum and articles.

4.3	The memorandum and articles set out fully the rights and restrictions attaching to each class of authorised share capital of the Companies.

5.	FILING

5.1	The Companies have duly filed or delivered all returns, resolutions and other particulars and documents required by law to be filed or delivered to the Registrar of Companies in Ireland or to any other authority whatsoever, and have complied with all statutory requirements relating to the holding of annual general meetings, the presentation of accounts and the filing of particulars and records.

5.2	The Companies are not in breach of nor have they breached any of the provisions of the Companies Acts, 1963-2005, which would constitute an indictable offence under the Companies Acts, 1963-2005.

5.3	The Companies have not since their incorporation been subsidiaries of any body corporate.

PART IV

ASSETS

1.	TITLE

1.1	No charge, lien, option or other Encumbrance is outstanding over the whole or any part of the undertaking, property or assets of the Companies (other than liens arising in the ordinary and usual course of business).

1.2	The Sellers have no interest in any rights (other than rights as a shareholder in the Companies) relating to the business or the assets of the Companies.

1.3	All assets reasonably necessary for the operation of the Companies’ business, as carried on at, and during the 12 months preceding, the Completion Date [date of this Agreement], including, but not limited to:

1.3.1	all Marks and trade names (including, but not limited to, the marks and trading name “Stockbyte” and “Stockdisc”);

1.3.2	subject to any rights that a customer may have in relation to any information concerning themselves, historical customer data from the Companies (and any predecessor-in-interest or affiliate thereof) from no later than 1 April 2001 including, but not limited to, contact details, licensing history, payment history;

1.3.3	websites at www.stockbtye.com and www.stockdisc.com including the URL and all of the supporting hardware and software;

1.3.4	the images (other than the Licensed Images) to which the Companies claims ownership, including (but not limited to) all images licensed by or on behalf of the Companies during the 24 months prior to the date of the Completion;

1.3.5	the Licensed Images; and

1.3.6	all photographer agreements and agreements with Contributors (including assignment and commissioning agreements) for all of the Companies images (including, but not limited to, all images licensed by the Companies during the 24 months prior to the date of the Completion), are fully legally and beneficially owned by the Companies (free from all Encumbrances) or with regards to those assets to which the Company does not claim full legal and beneficial ownership, subject to a right of use in favour of the Companies and all such assets are in the possession or under the control of the Companies).

1.4

The Sellers have Disclosed full details of the Licensed Images and the terms on which the Licensed Images have been made available to the Companies and the Companies are fully entitled to sub-license the Licensed Images or otherwise make them available to distributors, end users and other third parties.

The Licensed Images have been licensed to the Companies on a perpetual royalty free basis.

1.5	The Companies have legal and beneficial title to all assets of the Companies which are included in the Accounts or Management Accounts as owned by the Companies or which were at the Accounts Date used or held for the purposes of their business and (except for assets disposed of or realised by the Companies in the ordinary course of business) the Companies retain such title to all such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Companies and are sited within the Properties. The Companies do not own any assets of any description whatsoever save as disclosed on the face of the Accounts or the Management Accounts with an historical cash basis greater than or equal to €5,000.

1.6	The Companies have not acquired or agreed to acquire any asset on terms that title to such asset does not pass to the Companies until full payment is made.

1.7	The Companies have legal and beneficial title to all assets which have been acquired by the Companies since the Accounts Date and the same are in the possession and control of the Companies and none is the subject of any Encumbrance nor have the Companies created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement which has not been Disclosed and in respect of any such Encumbrance, arrangement or agreement so Disclosed there has been no default by the Companies in the performance or observance of any of the provisions thereof.

1.8	The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the Accounts or acquired since the Accounts Date or otherwise used in connection with the Relevant Business which have not been disposed of in the ordinary course of business:

1.8.1	do not contravene any requirement or restriction having the force of law;

1.8.2	are regularly maintained, fully serviceable and in satisfactory working order and, to the best of the knowledge, information and belief of the Sellers, having regard to their age are in good repair and condition;

1.8.3	are each capable of doing the work for which they were designed and/or purchased and to the best of the knowledge, information and belief of the Sellers will each be so capable (subject to fair wear and tear) during the period of time over which the value of such assets will be written down to nil in the accounts of the Companies;

1.8.4	are not surplus to the Companies’ requirements; and

1.8.5	to the best of the knowledge, information and belief of the Sellers are not dangerous, inefficient, out of date, unsuitable or in need of renewal or replacement, and

1.8.6	the vehicles owned by the Companies are duly licensed for the purposes for which they are used and, to the best of the knowledge, information and belief of the Sellers, are roadworthy.

1.9	At Completion, no rentals will be payable by the Companies under any leasing, hire-purchase or other similar agreement but where such rentals were payable prior to Completion such payments are fully deductible by the Companies for tax purposes.

1.10	Maintenance contracts are in full force and effect in respect of all assets owned or used by the Companies which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Companies are obliged to maintain or repair under any leasing or similar agreement.

1.11	All assets of the Companies have been maintained in accordance with safety regulations usually observed in relation to assets of that description in accordance with the terms of any leasing, hire purchase or similar agreement or any agreement under which such assets are purchased.

2.	INSURANCE

2.1	Full, accurate and complete particulars of each current insurance policy of the Companies have been Disclosed (the “Policies”).

2.2	No claim is outstanding under any of the Policies or has ever been made under the Policies or any insurance policy previously held by the Companies, and, to the best of the knowledge, information and belief of the Sellers there are no circumstances likely to give rise to a claim.

2.3	The Policies are in full force and effect and the Companies have not done or omitted to do anything that will render any of the Policies voidable.

2.4	All the assets of the Companies which are of an insurable nature are and have at all times been fully insured to their full replacement value with a well established and reputable insurer against fire and all other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature to those of the Companies and the Companies are and have in the reasonable opinion of the Sellers at all times been adequately covered against all legal liability and risks normally insured against by such companies including without limitation:

2.4.1	liability to employees or third parties for personal injury;

2.4.2	loss or damage to property and in the case of real property for a sum not less than the full reinstatement value of such property plus architect’s and surveyor’s fees and other incidental expenses;

2.4.3	product liability; and

2.4.4	loss of profit.

2.5	All premiums due on such Policies have been duly paid and all such Policies are valid and in force. To the best of the information, knowledge and belief of the Sellers there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased.

PART V

FINANCE

1.1	Particulars of all money borrowed by the Companies have been Disclosed. The total amount borrowed by the Companies from any source does not exceed any limitation on its borrowing contained in the articles of association of the Companies or in any debenture or loan stock trust deed or instrument or any other document executed by the Companies and the amount borrowed by the Companies from each of its bankers does not exceed the overdraft facility agreed with such banker. The Companies have no outstanding loan capital.

1.1.1	All debts owed to the Companies are collectable in the ordinary course of business and the Sellers have no reason to believe that, other than those provided for in the Accounts, any such debt will not realise in full its face value within three months of its due date for payment. To the best of the information, knowledge and belief of the Sellers none of the debts owing to the Companies (but which are not yet due) will be irrecoverable in whole or in part. The Companies do not own the benefit of any debt (whether present or future) other than debts which have accrued to them in the ordinary course of business.

1.1.2	The Companies have not factored any of their debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts.

1.1.3	No part of the amounts included in the Accounts or subsequently recorded in the books of the Companies as owing by any debtor is overdue by more than six weeks save where there has been a bona fide dispute between the Company and a creditor or has been released or written off on terms that any debtor pays less than the full book value of his debt in an amount exceeding €10,000 in the aggregate.

1.1.4	Except for the Companies’ bank account held in South Africa to which a period of five Business Day shall apply to this warranty, a statement of the balances on all the Companies’ bank accounts as at a date not more than two Business Days before the date of this Agreement has been Disclosed and the Companies have no other bank accounts. Since the date of such particulars there have been no payments out of any such bank accounts except for routine payments in the ordinary course of business and the present balances are not materially different from those shown in the statement. The South Africa bank account will not have a balance in excess of €20,000 as at Completion.

1.1.5	There are no unpresented cheques drawn otherwise than in the normal course of business.

1.2	The Sellers have Disclosed full details and true and correct copies of all material documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Companies and all Encumbrances to which any asset of the Companies are subject. Neither the Sellers nor the Companies have done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced or which gives rise to or may give rise to an event of default or otherwise cause a breach of the terms of such documents.

1.3	The Companies have not received any grants or loans from any supra national or local agency or authority or from the government or any government agency or authority.

1.4	The Companies are not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

1.5	No person other than the Companies have given any guarantee of or security for any overdraft, loan or loan facility granted to the Companies or any subsidiary.

1.6	The Companies have paid all their creditors by the end of the calendar month following the calendar month in which the Companies have received invoices from such creditors and there has been no delay by the Companies in the payment of any obligation due for payment.

1.7	All dividends and distributions declared, made or paid since the date of incorporation of the Companies have been delivered, made or paid in accordance with the law and the Companies’ Articles of Association.

2.	SUCCESS FEES

The Companies are not liable to pay, in connection with the sale of any of the Shares or otherwise in connection with the Agreement, any success or other fee, brokerage or commission.

PART VI

TRADING ARRANGEMENTS

1.	SUPPLIERS

1.1	In each of the Companies’ last two financial years and during its current financial year (on an annualised basis) no more than 5% of the aggregate amount of all the Companies’ purchases has been or will be obtained from the same supplier (including any person connected with such supplier).

1.2	No supplier of the Companies have during the last 12 months ceased or given notice in writing to the Companies indicating an intention to cease trading or reduce its level of trading with the Companies nor, so far as the Sellers are aware, is likely so to do.

2.	CUSTOMERS

2.1	In each of the Companies’ last two financial years (on an annualised basis) and during its current financial year no more than 5% of the aggregate amount of all the Companies’ sales has been or will be made to the same customer (including any person connected with such customer).

2.2	No customer of the Companies who represents more than 2.5% of the sales of either of the Companies up to the Accounts Date have during the last 12 months ceased or given notice in writing to the Companies indicating an intention to cease trading or reduce its level of trading with the Companies nor, so far as the Sellers are aware, is likely so to do.

3.	AGREEMENTS

3.1	Up to date copies of all or any other third party or parties distributor contracts have been Disclosed.

3.2	A full and comprehensive list of the photographers whose images have been made available by the Companies to distributors, end users or any other third party or parties by way of sub-license or otherwise has been Disclosed.

3.3	The Disclosure Letter sets out a list of all distributorships or agents of the Company with whom the Companies engage in relation to the licensing of images at [index number] including the date of which such relationship began, the images which such distributor or agent has the right to distribute and the material terms of such relationship. The Disclosure Letter also sets out copies of any contracts (whether expired or not) with any such agents or distributors (Index No. ) and where any such contracts have expired, the Disclosure Letter sets out the current terms and conditions on which any such agent or distributor continues to trade with the Companies and whether any such agents or distributors no longer trade with the Companies, (Index No. )

3.4	Copies of all contracts (where they exist) with such distributors or agents of the Companies are contained in the Disclosure Documents. Such contract copies are copies of the latest versions of such contracts (whether expired or not) and are true and complete. All oral undertakings or modifications to such contracts are set out in the Disclosure Letter.

3.5	The Companies have not given any guarantee or warranty or made any representation in respect of products supplied or services provided by it, save for any warranty or guarantee implied by law or expressly stated on the face of the relevant Disclosed contract with the client or customer.

3.6	There are no:

3.6.1	long term contracts (that is, contracts not terminable by the Companies without penalty on six months’ notice or less); or

3.6.2	onerous or unusual or abnormal contracts (that is, contracts for capital commitments or contracts differing from those necessitated by the ordinary course of business) binding upon the Companies; or

3.6.3	contracts to which the Companies are a party and which contain any onerous provision and no expenses or liabilities have been incurred before the date of this Agreement by the Companies otherwise than for the purpose of the Companies’ business.

3.7	Since 1 January 2005, no expenses or liabilities have been incurred before the date of this Agreement by the Companies otherwise than for the purpose of the Companies’ business.

3.8	All contracts to which the Companies are a party with a value in excess of €10,000 from 31 October 2005 to the date of this Agreement have been Disclosed and the Companies are not a party to or subject to any agreement, transaction, obligation, commitment, understanding or arrangement which:

3.8.1	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

3.8.2	to the best of the knowledge, information and belief of the Sellers is likely to result in a loss to the Companies on completion of performance;

3.8.3	to the best of the knowledge, information and belief of the Sellers cannot readily be fulfilled or performed by the Companies on time and without undue or unusual expenditure of money and effort;

3.8.4	involves or to the best of the knowledge, information and belief of the Sellers is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

3.8.5	requires an aggregate consideration payable by the Companies in excess of €75,000;

3.8.6	involves or to the best of the knowledge, information and belief of the Sellers is likely to involve the supply of goods or services by or to the Companies the aggregate sales value of which will represent in excess of 5% of the turnover of the Companies for the year ended on the Accounts Date;

3.8.7	requires the Companies to pay any commission, finder’s fee, royalty or the like; or

3.8.8	is in any way otherwise than in the ordinary and proper course of the Companies’ business.

4.	PERFORMANCE OF CONTRACTS

4.1	The terms of all contracts of the Companies have been complied with by the Companies and by the other parties to the contracts and to the best of the knowledge, information and belief of the Sellers there are no circumstances likely to give rise to a default by the Companies or by the other parties under any such contract.

4.2	All material written contracts of the Companies except those between the Companies and its employees may be assigned by the Companies without the consent of any other party.

4.3	Complete and accurate details of all material complaints (which could give rise to a claim against or a liability for either of the Companies or entitle a person to terminate an agreement with the relevant Company) from customers or photographers have been Disclosed and to the best of the knowledge, information and belief of the Sellers there are no circumstances giving rise to or likely to give rise to any further such complaints. There are no outstanding claims against the Companies in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied or licensed by the Companies and no such claims are threatened or anticipated and to the best of the knowledge, information and belief of the Sellers there is no matter or fact in existence in relation to goods or services currently sold or supplied or licensed by the Companies which might give rise to the same.

4.4	To the best of the knowledge, information and belief of the Sellers, of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Companies are a party and neither the Companies nor the Sellers have received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

4.5	All subsisting agency, franchise or distributorship agreements to which the Companies are a party have been Disclosed.

5.	COMPETITION LAW / STATE AID

5.1	The Companies have not:-

5.1.1

been party to or engaged in or the subject of any agreements, decisions, concerted practices, or activities which are prohibited or void or in breach of the Competition Act, 2002; the Restrictive Practices Acts 1972 to 1987,

the Mergers, Take-overs and Monopolies (Control) Act, 1978; Articles 81 and 82 of the EC Treaty, or any other competition or anti-trust laws in any jurisdiction;

5.1.2	made any notification to the Competition Authority requesting the grant of a licence or the issue of a certificate in respect of any agreements, decisions, or concerted practices or made any other submission or application to the Competition Authority pursuant to or in connection with the Competition Act, 2002;

5.1.3	to the best of the knowledge, information and belief of the Sellers, committed any abuse, either alone or jointly with any other undertaking, of a dominant position within the whole or a substantial part of the European Union or the whole or a substantial part of Ireland;

5.1.4	received state aid from Shannon Development which is to the best of the knowledge, information and belief of the Sellers contrary to Articles 86 and 87 of the EC Treaty;

5.1.5	received state aid from any agency other than Shannon Development; or

5.1.6	to the best of the knowledge, information and belief of the Sellers, been the subject of any investigation or enquiry by, or given any undertakings to, the Competition Authority, the European Commission or any other competition, fair trade or anti-trust authority in any jurisdiction.

6.	CONSEQUENCE OF ACQUISITION

6.1	Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will:

6.1.1	to the best of the knowledge, information and belief of the Sellers, cause the Companies to lose the benefit of any right or privilege they presently enjoy or cause any person who normally does business with the Companies not to continue to do so on the same basis as previously;

6.1.2	to the best of the knowledge, information and belief of the Sellers, relieve any person of any obligation to the Companies (whether contractual or otherwise) or legally entitle any person to determine any such obligation or any right or benefit enjoyed by the Companies or to exercise any right whether under an agreement with or otherwise in respect of the Companies;

6.1.3	conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Companies are now a party or any loan to or mortgage created by the Companies or of its memorandum or articles of association;

6.1.4	result in any present or future indebtedness of the Companies becoming due and payable or capable of being declared due and payable prior to its stated maturity or result in the creation, imposition, crystallisation or enforcement of any encumbrance whatsoever over any of the assets of the Companies;

6.1.5	to the best of the knowledge, information and belief of the Sellers, conflict with, violate or result in a breach of any law, regulation, order, decree or writ applicable to the Companies;

6.1.6	to the best of the knowledge, information and belief of the Sellers, impose upon any of the Companies any penalty, cost, charge, expense or obligation of any nature whatsoever;

6.1.7	cause any tenancy, licence, concession, grant or agreement of any nature whatsoever to which the Companies are a party to be or become liable to be avoided, revoked or otherwise affected in a material way; and

6.1.8	so far as the Sellers are aware, prejudicially affect the attitude or actions of suppliers with regard to the Companies.

PART VII

COMPLIANCE AND LITIGATION

1.	COMPLIANCE WITH LAWS

The Companies are not in violation of, or in default with respect to, any statute, by-law, regulation, order, decree, directive or judgement of any court or of any government or governmental agency or regulatory authority of any country or jurisdiction in which the Companies conduct business.

2.	LICENCES AND CONSENTS

2.1	Full, accurate and complete details of all licences (save relating to Intellectual Property, which is covered by Part IX), consents, approvals, permissions, and other authorisations (public and private) necessary for the operation of the business of the Companies in the places and in the manner in which such business is now carried on (together the “Authorities”) have been Disclosed.

2.2	The Companies have obtained each Authority and complied with its terms and conditions in all respects.

2.3	All the Authorities are valid and subsisting and to the best of the knowledge, information and belief of the Sellers of any circumstances which may cause their suspension, cancellation, revocation or which may otherwise prejudice their continuance or renewal.

3.	LITIGATION

3.1	Save as claimant in the collection of debts (not exceeding €25,000 in the aggregate) arising in the ordinary course of business, the Companies are not now engaged in any litigation, arbitration or criminal proceedings and to the best of the knowledge, information and belief of the Sellers, there are no lawsuits or arbitration proceedings pending or threatened by or against the Companies or any person for whose acts or defaults the Companies may be vicariously liable except “the assets and business of the Company” instead of “the Property” at the end.

3.2	The Companies have not been involved in any litigation, arbitration, criminal proceedings or dispute with any person who is or was a supplier or customer of importance to the Companies or the Business, or where such litigation, arbitration, proceedings or dispute resulted in adverse publicity or loss of goodwill.

3.3	To the best of the knowledge, information and belief of the Sellers, there is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving the Companies including any which might form the basis of any criminal prosecution against the Companies.

3.4	No injunction or order for specific performance has been granted against the Companies.

3.5	The Companies are not subject to any order or judgment given by any court or governmental agency and has not given any undertaking to any court or to any third party arising out of any legal proceedings.

3.6	To the best of the knowledge, information and belief of the Sellers, no investigations or enquiries by or on behalf of any governmental or other body in respect of the affairs of the Companies are pending or have taken place and to the best of the knowledge, information and belief of the Sellers there are no facts which are likely to give rise to the same.

3.7	The Companies have not committed or omitted to do any act or thing within the last 3 years which could give rise to any fine or penalty.

3.8	Particulars of any and all legal proceedings of whatever nature undertaken by or against the Companies within the last 6 years are Disclosed.

PART VIII

INSOLVENCY

1.	RECEIVERSHIP

No receiver or administrative receiver has ever been appointed of the whole or any part of the assets or undertaking of the Sellers or of the Companies.

2.	EXAMINATION

No examiner or interim examiner has ever been appointed in relation to either of the Companies and no petition for the appointment of an examiner or an interim examiner has ever been presented in relation to either of the Companies.

3.	COMPROMISES

No voluntary arrangement or compromise between the Sellers or the Companies and their respective creditors (or any class of them) has ever been proposed or approved.

4.	WINDING-UP

No petition has ever been presented, no order has ever been made and no resolution has ever been passed for the winding-up of the Companies and there are no grounds on which any such order or petition could be made or prosecuted and no such resolution is contemplated by the Sellers or the Companies for the appointment of a provisional liquidator to the Companies.

5.	PAYMENT OF DEBTS

5.1	Neither the Sellers nor the Companies are insolvent or unable to pay their debts as and when they fall due (within the meaning of section 214 of the Companies Act, 1963).

5.2	Neither of the Companies has stopped or suspended payment of its debts and neither Company has discharged any debt other than in the ordinary course of business.

5.3	No unsatisfied judgment, order or award is outstanding against the Sellers or Companies.

5.4	No distress, execution or other process has ever been levied on any of the assets of the Sellers or the Companies.

6.	COMPLIANCE WITH THE COMPANIES ACT, 1990

Investigations

6.1	No application has been made pursuant to s.7 or s.8 of the 1990 Act (the “1990 Act”) for the appointment of an inspector to investigate the affairs of the Companies and no such application is threatened or anticipated.

6.2	The Companies are not the subject of or adversely affected by any court order made pursuant to s.12 of the 1990 Act, or otherwise the subject of or adversely affected by any proceedings instituted by or against any person as a result of any investigation of any company’s affairs under the Act.

6.3	The Companies are not identified or referred to in any inspector’s report made pursuant to s.11 of the 1990 Act.

6.4	No inspector has been appointed by the Minister for Enterprise, Trade and Employment (the “Minister”) under s.14 of the 1990 Act, to investigate the ownership of the Companies and no person has been required pursuant to s.15 of the 1990 Act, to give the Minister any information as to the ownership of the Companies.

6.5	No shares in or debentures of the Companies are subject to or have been issued in contravention of any restriction under s.16 of the 1990 Act, and the Companies are not legally or beneficially interested in any shares in or debentures of any company which are the subject of any restriction under s.16 of the 1990 Act.

6.6	No directions have been given to the Companies under or pursuant to s.19 of the 1990 Act in relation to the production of documents.

6.7	The Companies have not entered into any arrangements in breach of sections 28 or 29 of the 1990 Act.

6.8	The Companies have not made any loans or quasi-loans (within the meaning of Section 25 of the 1990 Act), entered into any credit transactions as creditor or entered into any guarantee or indemnity or provided any security in connection with a loan, quasi-loan or credit transaction in breach of Section 31 of the 1990 Act.

6.9	The Companies have not been and are not related to any other company for the purpose of Section 140 of the 1990 Act and to the best of the knowledge, information and belief of the Sellers is not and will not at any time be liable to be subject to an order made under that Section by virtue of any act (whether of commission or omission) that occurred prior to Completion.

6.10	The Companies have not had a notice served on it by its auditors pursuant to Section 185 or 194 of the 1990 Act.

6.11	The Companies have not been struck-off and subsequently restored to the Register pursuant to the provisions of Section 311 (a) of the Companies Act 1963.

6.12	The Companies have not entered into any transaction or arrangement, particulars whereof would, pursuant to Section 41 of the 1990 Act, require to be contained in the accounts prepared by the Companies.

7.	DISCLOSURE OF INTERESTS IN SHARES

7.1	Each shareholder of the Companies who is, or has at any time been required to notify the Companies of its interests in any shares in or debentures of the Companies pursuant to s.53 CA, 1990 has duly complied with its obligations under Part IV Chapter 1 CA, 1990.

7.2	There are no circumstances which might give rise to any notice, inquiry, investigation or proceedings by the Office of the Director of Corporate Enforcement against the Companies or its officers and to the best of the knowledge, information and belief of the Sellers no such action has been taken against the Companies or its officers to date pursuant to the Company Law Enforcement Act, 2001 (or otherwise howsoever arising).

PART IX

INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

1.	OWNERSHIP

1.1	The Companies are and have been at all relevant times the legal and beneficial owners or otherwise have a binding (valid and existing) licence in respect of all Intellectual Property owned or used by the Companies in the normal course of its business activities free from all Encumbrances. All fees and payments, if any, required to be made in connection with the use or ownership of the Intellectual Property by the Companies have been paid.

1.2	The Disclosure Letter contains a full list of the Marks. The Companies have not received notice to indicate that any of the Marks are being challenged or attacked by any third party or by any relevant registry and all fees due and owing in respect of registrations/applications in respect of any of the Marks have been paid.

1.3	The Intellectual Property rights owned or used by the Companies in the normal course of its business activities are valid and enforceable and to the best of the information, knowledge and belief of the Sellers, nothing has been done or omitted to be done by which they may cease to be valid or enforceable.

1.4	The Companies do not own any patents and they are not involved in the creation of any patentable rights. To the best of the knowledge, information and belief of the Sellers, the Companies have no patentable methods or technologies. The business of the Companies does not involve the licensing of any patent, registered design or topography rights.

1.5	All original images not wholly owned by the Companies but for which it is responsible under the terms of any contract are in proper storage on the Property, have been returned to the owner or are the subject of proper bailment arrangements which have been Disclosed.

1.6	In respect of all images wholly owned by the Companies, the Companies have settled all amounts payable to the Sellers or photographer. There are no outstanding claims against the Companies in respect of the acquisition of any such image or otherwise relating to the authorship or the Companies’ ownership of any such image and, to the best of the knowledge, information and belief of the Sellers, no such claims are threatened or anticipated.

1.7	All photographers and Contributors agreements and arrangements to which the Companies are party have been fully documented and are the subject of full releases, and all such documents and releases are in the possession of the Companies. No such agreement or arrangement is the subject of any verbal understanding.

2.	IPR AGREEMENTS

2.1	Accurate and complete details of all IPR Agreements relating to Intellectual Property (including any oral modifications thereof) owned or used by the

Companies have been Disclosed in the Disclosure Letter (Index No. ), all of which are valid and existing. In the case of agreements with photographers such details comprise a comprehensive list of photographers whose images are sub-licensed or otherwise made available by the Companies to distributors or end users.

2.2	Neither of the Companies is in default of any of the IPR Agreements relating to the IPR owned or used by the Companies in the normal course of its business activities and as far as the Sellers are aware no other party to any such IPR Agreements is in default and there are no grounds on which they may be terminated nor have any disputes arisen or are foreseeable relating to or arising out of any of the IPR Agreements. The Companies have not given or received notice terminating any IPR Agreement owned or used by the Companies.

2.3	The Companies have not, except in the ordinary course of business, entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing or otherwise permitting or authorising the use or exploitation of the Intellectual Property rights owned or used by the Companies or which would prevent restrict or otherwise inhibit the Buyer’s freedom to use and exploit such rights.

2.4	No person is entitled to use any part of the Intellectual Property of the Company save under and in accordance with the Companies’ standard form of End User Licence as attached to the Disclosure Letter (Index No. ).

3.	INFRINGEMENTS

3.1	To the best of the knowledge, information and belief of the Sellers, none of the Intellectual Property owned by the Companies or used by it in its business is being infringed and there are no circumstances likely to give rise to a claim. There are currently no pending infringement actions before the courts or any adjudicatory authority or Trade Mark office in respect of the Intellectual Property owned by the Companies or used by them.

3.2	None of the images, products, services or activities of or used in the business infringe any Intellectual Property of any other person or involve the unlicensed use of information confidential to any person.

3.3	The Companies hold model and property releases for its images which are appropriate to their intended commercial use. The standard form of such model and property releases have been Disclosed. All exceptions or limitations on such releases (or any other limitations on the use of any image) are Disclosed.

4.	CONFIDENTIAL INFORMATION

Confidential Information and know how of the Companies or which has been used by the Companies have been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. to the best of the knowledge, information and belief of the Sellers, these confidentiality obligations have not been breached. There are currently no pending or threatened actions claiming breach of confidence before the courts or any authority.

5.	RESTRICTIONS ON USE

There are no agreements or arrangements (of any nature) which restrict the disclosure, use or assignment by the Companies of the Intellectual Property rights owned or used by the Companies in the normal course of its business activities.

6.	LOSS OF INTELLECTUAL PROPERTY RIGHTS

The Intellectual Property rights owned or used by the Companies in the normal course of its business activities will not be lost, or rendered liable to termination, by virtue of the acquisition of the Shares or the performance of this Agreement.

7.	INFORMATION TECHNOLOGY

7.1	The Information Technology Systems used by the Company are substantially adequate for the current information technology requirements of the Companies.

7.2	The Information Technology Systems used by the Company perform in accordance with their specifications and, to the best of the knowledge, information and belief of the Sellers, do not contain any defect or feature (other than normal errors in off-the-shelf software) which significantly and adversely affects their performance.

7.3	All Software used by the Companies at Completion and/or in the 12 months prior to Completion the Intellectual Property in which is owned by a third party is or was the subject of appropriate written licensing arrangements under which the Companies’ use of such Software is permitted as at the date of this Agreement or in the case of Software that is no longer being used by the Companies, at the time the Software was being used. The terms of the licensing arrangements have been complied with and all fees payable thereunder have been paid. To the best of the knowledge, information and belief of the Sellers, there are no [material] breaches of these arrangements.

7.4	All the Hardware owned or used by the Companies:

7.4.1	is and was in the 12 months prior to Completion in reasonable operating order and is and was fulfilling the purposes for which it was acquired or established without material downtime or errors;

7.4.2	has adequate capacity for the Companies’ needs;

7.4.3	has and during the 12 months prior to Completion had adequate security, back-ups, software support and maintenance and trained personnel to ensure, so far as is reasonably practicable and within the control of the Companies:

7.4.3.1	that breaches of security, errors and breakdowns are kept to a minimum; and

7.4.3.2	that no material disruption is likely to be caused to the business of the Companies or any part thereof in the event of a breach of security, error or breakdown;

7.4.4	is adequate for the performance of the Companies’ Relevant Business in an effective and efficient manner;

7.4.5	is properly documented so as to enable it to be used and operated by reasonably qualified personnel;

7.4.6	is and has been during the 12 months prior to Completion under the sole control of the Companies, not shared with or used by or on behalf of or accessible by any other person save for employees and authorised representatives of the Companies and (save for software licensed to the Companies) is owned by the Companies; and

7.4.7	to the best of the knowledge, information and belief of the Sellers, complies with and is used and complied with and was used in the 12 months prior to Completion in accordance with all applicable laws, including (without limitation) those relating to data protection and freedom of information.

7.5	All Software used on or stored or resident in the Hardware:

7.5.1	performs efficiently in accordance with its specification and, to the best of the knowledge, information and belief of the Sellers, does not contain any defect or feature which may adversely affect its performance; and

7.5.2	is lawfully held and used and, so far as the Sellers are aware, does not infringe and has not in the 12 months prior to Completion, infringed the Intellectual Property rights of any person and all copies held have been lawfully made.

7.6	All records and data over the last three years stored by the Companies by electronic means are capable of ready access through the present computer systems of the Companies.

7.7	The appropriate employees of the Companies are adequately trained to enable them to use and operate the computer systems owned or used by the Companies (including Software, peripherals and storage media) without assistance from any person.

7.8	The Companies have taken reasonable steps to protect the Software used by it from viruses.

7.9	The Companies have entered into maintenance agreements with third parties to support and maintain all of the Hardware and Software owned or used by the Companies or provided as a service to its customers (all of which have been Disclosed) which are adequate and sufficient to ensure the efficient and effective performance of the Companies’ Relevant Business and which contain no onerous or unusual provisions and are terminable on not less than 6 months’ notice. All fees due and owing under these agreements have been paid.

7.10

The Companies have provided complete and accurate details and copy documentation in the Disclosure Documents in respect of the ownership and use of all Hardware and Software owned or used by the Companies or provided to customers or clients as a service, including but not limited to licence agreements, maintenance agreements, hosting agreements, ISDN links, all IT systems and services owned or used by the Companies and provided as a service to the

Companies clients or customers together with all related agreements or arrangements necessary or required in order for the Companies to conduct its Relevant Business. All such agreements and arrangements are terminable on not less than 3 months’ notice.

7.11	There exists no event which constitutes or is likely to constitute an infringement or breach by the Companies or to the best of the knowledge, information and belief of the Sellers by any third party of any agreement or arrangement referred to in the preceding paragraph.

7.12	Data Protection

7.12.1	In this warranty the “DPA” means the Data Protection Acts, 1988-2003 (and regulations made under the DPA), and words and expressions defined in the DPA shall have the same meaning in this warranty.

7.12.2	The Companies have complied at all times with the provisions of the DPA including, but not limited to, the data protection principles as set out in the DPA in respect of all the Companies’ processing of personal data. The Companies are data controllers but are not required to be registered as data controllers under the provisions of the DPA.

7.12.3	The Companies have taken all appropriate steps to ensure that all processing of personal data by the Companies complies with and will continue to comply with the provisions of the DPA.

7.12.4	The Companies have not received any notice (whether an enforcement notice, an information notice or any other form of notice) from the Data Protection Commissioner (or any predecessor) complaining of or alleging non-compliance by the Companies with any provision of the DPA and to the best of the knowledge, information and belief of the Sellers there are no circumstances likely to give rise to the same.

PART X

EMPLOYEES AND SERVICE PROVIDERS

1.	PARTICULARS

1.1	Those persons named as such in Schedule 1 are the only directors and officers and former directors and officers of the Companies and the secretaries and former secretaries of the Companies respectively.

1.2	The particulars shown in the schedule of Employees annexed to the Disclosure Letter (Index No. ) list, in the format agreed by Newco 2, all the Employees of the Companies as at the date of this Agreement and are true, complete and accurate in all respects and show a definitive list of all Employees and in relation to each Employee his name, age, date of joining period of continuous employment, current salary or wages, notice period, annual holiday entitlement, job role, annual average earning over the last two years and any bonus or other incentive scheme or arrangement or benefit applying to that Employee.

1.3	The particulars shown in the schedule of independent contractors or service providers annexed to the Disclosure Letter show the names of all the persons engaged as independent contractors or service providers in connection with the Companies business in the 24 months prior to the date of this Agreement, the services provided and the project on which they were provided, the dates when provided, the location where provided, their notice periods, the remuneration payable and other benefits provided to such person and are true and complete.

1.4	True and accurate copies of all contracts of employment or contracts of or for service and/or engagement relating to the Employees and independent contractors or service providers, all staff handbooks, policies, procedures and similar documents applicable to Employees and other personnel including but not limited to all recognition, procedural, collective and other agreements (if any) between the Companies and any Trade Union or other body representing the Employees or any of them have been Disclosed.

2.	COMPLIANCE

2.1	Neither Company is in breach of its obligations to or in respect of its Employees, arising out of or in connection with their terms and conditions of employment and no amount due to or in respect of any Employee or former Employee is in arrears and unpaid other than salary and holiday (accrued but untaken) for the month current at the date of this Agreement. Neither Company is in breach of any Contract with any independent contractor, service provider or former Employees and neither Company has any outstanding undisclosed liability to any independent contractor, service provider or former Employee.

2.2	The Companies have complied in all respects with:

2.2.1	all legal obligations;

2.2.2	codes of conduct or practice; and

2.2.3	collective agreements (if any), customs and practices relevant to all Employees and have maintained current, adequate and suitable records regarding service.

2.3	The Companies have in relation to each of their Employees, independent contractors and service providers complied with all codes of practice and conduct affecting their employment or engagement.

3.	NOTICE

There is not outstanding any contract of employment between the Companies and any Employee or any contract between the Companies and any Independent Contractor or Service Provider, other than those referred to in paragraph 1.4 of this Part X, which is not terminable by the Companies without damages or compensation on three months’ notice or less given at any time.

4.	EMPLOYEES

4.1	No Employee has given notice to terminate his contract of employment or is under notice of dismissal.

4.2	There are no outstanding loans made by the Companies to any of its Employees or former Employees.

4.3	No Employee or former Employee will be entitled to receive any payment, right or benefit arising directly out of this Agreement or as a result of Completion.

5.	TRADE UNIONS

There are no recognition, procedural or other arrangements with Trade Unions which relate to any of the Employees of the Companies, there are no outstanding applications for Trade Union recognition or derecognition relating to any of such Employees and there is no staff association, works council or similar employee body or employee representatives relating to any of such employees.

6.	DISPUTES AND CLAIMS

6.1	There are no, nor within the 12 months preceding the date of this Agreement have there been any, disputes, enquiries or investigations relating to the independent contractors, service providers, Employees or former such independent contractors service providers or Employees of the Companies and/or any Trade Union or other representatives relating to such Employees or former Employees, nor, to the best of the knowledge, information and belief of the Sellers, there are no facts or matters which could give rise to any such disputes, enquiries or investigations.

6.2

There are no outstanding claims or complaints against the Companies by any person who is now or has been an Employee of or independent contractor or service provider to the Companies or any claim or complaint against the Companies by a number or class of its employees or any Trade Union or association representing employees and, to the best of the knowledge, information and belief of the Sellers, there are no facts or matters which could give rise to any such claim, complaint or dispute.

6.3	No past Employee of the Companies has a right to return to work or has or may have a right to be reinstated or re-engaged under the terms of the Maternity Protection Act, 1996, the Adoptive Leave Act, 1995, the Parental Leave Act, 1998, the Carers Leave Act, 2001, the Unfair Dismissals Acts, 1977 to 2001 or under any other legislation applicable to the employment of labour.

6.4	No Employee or former Employee has been dismissed or left the employment of the Companies within the period of 6 months prior to the date of this Agreement and there has not been terminated any contract of/for service with any independent contractor or service provider within such period save in accordance with its terms.

6.5	No Employee or former Employee is the subject of disciplinary proceedings or has received an oral or written warning (other than a warning that has lapsed) or has brought or is the subject of a grievance under the grievance procedure.

7.	PAYMENT OBLIGATIONS AND CHANGES TO CONTRACT

7.1	Since the Accounts Date or (where employment, engagement or holding of office commenced after the beginning of such period) since the commencement date of such employment or holding of office:

7.1.1	no change has been made in the rate of remuneration, or the emoluments or pension benefits, of any Employee of or independent contractor to the Companies; and

7.1.2	no change has been made in any other terms of employment or engagement of any such Employee or independent contractor or service provider.

7.2	The Companies do not have any obligation whether legal, contractual or otherwise:

7.2.1	to make any payment to or on behalf of or to confer any benefit on or for any Employee or former Employee of or independent contractor or service provider to the Companies (other than as set out in the schedule of Employees, former Employees and the schedule of contractors or the contracts of employment annexed to the Disclosure Letter), save for reimbursement of expenses properly incurred for the purposes of the Companies; or

7.2.2	to change the rate of remuneration of or benefits received by or to vary the contracts of any Employee of or independent contractor or service provider to the Companies; or

7.2.3	to make any bonus or incentive payments or any payments under a profit-sharing scheme to or on behalf of any of its Employees at any future date; or

7.2.4	to make any payment or confer any benefit in connection with the actual or proposed termination or suspension of or Employee or former Employee.

7.3	No negotiations for any increase in the remuneration or benefits of any Employee of or independent contractor or service provider to the Companies are current or would, in the normal course of events, take place within six months after Completion.

7.4	There is no plan, scheme, commitment or practice relating to redundancy affecting any Employee or former Employee of the Companies which is more generous than that required by applicable legislation.

8.	BONUS AND SHARE INCENTIVE SCHEMES

8.1	The Companies have not at any time had and does not have in existence or participate in and is not proposing to introduce or participate in any bonus scheme for all or any part of its Employees.

8.2	The Companies have not at any time had and does not have in existence or participate in and is not proposing to introduce or participate in any share incentive scheme, share option scheme or profit-sharing scheme for all or any part of its Employees.

9.	TRANSFERS OF UNDERTAKINGS

The Companies have not been the transferee in any transfer of employment to which the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 applied.

10.	HEALTH AND SAFETY

10.1	The Companies have duly discharged their duties and performed their obligations under, and in compliance with, the Safety in Industry Acts, 1955 and 1980 (the “SAIS”) and under the Safety, Health and Welfare at Work Act, 1989 (the “SHW Act”) and all regulations, directions, notices and orders made or served thereunder and has complied with any relevant code of practice issued by the National Authority for Occupational Safety and Health established pursuant to the SHW Act.

10.2	Neither the Companies nor any of the Properties is subject to any investigation or inquiry pursuant to the SAIS or the SHW Act and no direction, notice or other has been served on the Companies or any of the Properties pursuant to the SAIS or the SHW Act and no application has been made to court under the SAIS or the SHW Act for an order restricting or prohibiting the use of any of the Properties or any part thereof, nor is any prosecution threatened or pending in respect of any possible breach of the SAIS or the SHW Act or related regulations.

PART XI

PENSIONS AND EMPLOYEE BENEFITS

1.	PENSIONS

1.1	The Star Media Limited Group Pension Plan (the “Pension Scheme”) is the only retirement, death, superannuation and pension benefits and schemes actually or contingently agreed, or due, or accrued, or proposed in respect of all of the present and former employees of the Companies. The Companies have no permanent health insurance scheme of any kind whatsoever.

1.2	The information set out in the Disclosure Letter, comprises full and accurate disclosure of the Pension Scheme.

1.3	There are no gratuitous payments, pensions, or benefits payable, promised, undertaken or being paid by the Companies to any directors, consultants, employees or former directors consultants or employees of the Companies.

1.4	The Pension Scheme has been registered pursuant to the provisions of the Pensions Act, 1990.

1.5	The Pension Scheme is exempt approved schemes and comply with and have at all times been administered in accordance with all applicable laws, regulations and requirements (including those of the Revenue Commissioners and of trust law) and to the best of the knowledge, information and belief of the Sellers there is no reason why such exempt status should or could be withdrawn.

1.6	The Pension Schemes is fully, properly and adequately funded with respect to existing and prospective liabilities having regard to current funding rates, assets and investment and liability assumptions of the Pension Scheme and no increase in funding rates is proposed or has been recommended in relation to the Pension Scheme.

1.7	All benefits (other than any refund of members’ contributions with interest where appropriate) payable under the Pensions Scheme on the death of any person while in employment to which the Pension Scheme relate are insured fully under a policy with an insurance company of good repute and there are no grounds on which that company might avoid liability under such policies.

1.8	Contributions to the Pension Scheme are not paid in arrears and all contributions and other amounts which have fallen due for payment have been paid and no fees, charges or expenses referable to the Pension Scheme for which the Companies are or may become liable (whether wholly or in part) have been incurred but not paid and the Companies have reimbursed any person who has paid any such fees, costs or expenses if and to the extent that the Companies are or may become liable so to do.

The trustees of the Pension Scheme are not engaged in any litigation or arbitration proceedings, and to the best of the knowledge, information and belief of the Sellers no litigation or arbitration proceedings are pending or threatened by or against the trustees of the Pension Scheme and there are no facts likely to give rise to any litigation or arbitration.

1.8	The Companies have complied with their obligations under the pensions legislation to provide access for their employees to a standard PRSA.

PART XII

ENVIRONMENT AND PROPERTY

1.	ENVIRONMENT

1.1	The Companies and each of its operations and the Property is, and has at all times since the Companies have been in occupation of the Property been, in compliance with all applicable Environmental Laws (as hereinafter defined) and has obtained all requisite Environmental Licences (as hereinafter defined) and is, and has at all times been, in compliance with all such Environmental Licences and there are no circumstances which may give rise to the amendment, suspension, cancellation, revocation or non-renewal of any such Environmental Licences or which may lead to the imposition of any onerous or unusual conditions in respect of any such Environmental Licences whether upon renewal thereof or otherwise.

1.2	The Companies are not and have not been the subject of any outstanding or anticipated investigation, inquiry, dispute, claim, demand, action, suit, proceeding, litigation, notice, order, judgement, ruling, decree, citation, prosecution or award of whatever nature in relation to any Environmental Release (as hereinafter defined) or any Environmental Laws or Environmental Licences and there are no circumstances which may give rise to any of the foregoing.

1.3	The Companies have not been negligent and have not created a nuisance in the maintenance or conduct of its operations or the Property relative to the Environment (as hereinafter defined).

1.4	The Companies have not caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by the Companies.

1.5	For the purposes of this Warranty the following words and expressions shall have the following meanings:-

“Environment” shall mean without limitation (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, drains, servers, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, aquifers, river sediment, marshes, wet lands, flora and fauna.

“Contaminant” shall mean any material, substance, chemical, gas, solid, liquid, regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any person.

“Environmental Release” shall mean the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Contaminant into the Environment.

“Environmental Laws” shall mean (a) the common law and (b) all laws, by-laws, statutes, regulations, rules, orders, instruments, decrees, directives, decisions, injunctions, rulings and judgements of any government, local government, international, supra national, executive, administrative, judicial or regulatory authority or agency whether of Ireland, the European Union or elsewhere and all approved codes of practice relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labelling, handling, transportation, distribution, recycling, release, disposal, removal, remediation, abatement or clean-up of any Contaminant, including (without prejudice to the generality of the foregoing) the provisions of the Public Health (Ireland) Act 1878, the Local Government (Water Pollution) Acts 1977 and 1990, the Fisheries (Consolidation) Act 1959—2001, Dangerous Substances Act, 1972 –1979, Wildlife Acts, 1976 – 2000, National Monuments Acts, 1930 – 1994, Foreshore Acts 1933 – 1994, Building Control Act 1990, European Communities Acts 1972-1998, Litter Pollution Acts 1997 –2000, Radiological Protection Acts 1991 – 2000, Local Government (Sanitary Services) Acts 1874-1964, Safety Health & Welfare at Work Act, 1989 Protection of the Environment Act, 2003, the Air Pollution Act 1987, the European Communities (Waste) Regulations 1979, the Waste Management Acts, 1996—2003, the European Communities (Environmental Impact Assessment) Regulations 1989-1996 and the Local Government (Planning and Development) Acts 1963-1999, Planning and Developments Acts 2000 –2002, the Environmental Protection Agency Act, 1992 –2003 and any and all regulations, orders and notices made or served thereunder or pursuant thereto.

“Environmental Licence” shall mean any permit, licence, approval, consent or authorisation required by or issued pursuant to any applicable Environmental Laws.

2.	PROPERTY

2.1	The Property comprises all the lands and buildings owned, occupied or used by the Companies or in which the Companies have any interest and Schedule 5 contains full and accurate particulars of the title of the Companies thereto and the description of the Property contained in Schedule 5 is a sufficiently accurate and complete description of such Property for the purpose of an assurance mortgage or charge of the whole thereof.

2.2	All original deeds and documents necessary to prove title to the Property is in the possession of the Companies and not held to the order of any other person or are in the possession of a person other than the Companies and held to the order of the Companies and such deeds and documents have been fully stamped and where appropriate have been adjudicated duly stamped by the Revenue Commissioners and there are no deeds or documents of title in relation to the Property which require to be registered in the Land Registry or Registry of Deeds or in any other registry which have not been so registered.

3.	PLANNING

Each “Development” (within the meaning of the Planning Acts), carried out to or on or otherwise affecting the Property or any part thereof complies in all respects with the Planning Acts and all regulations made thereunder and with all applicable bye-laws and building regulations and other relevant legislation and regulations and all permissions and consents required thereunder have been duly obtained and are in full force and effect and all conditions attaching thereto have been fully complied with and promptly performed and no such permission or consent is temporary or personal and there are no circumstances which may lead to the withdrawal or revocation of any such permission or consent.

4.	CONDITION & REPAIR OF THE PROPERTY

4.1	All buildings and other structures on or under the Property are in good and substantial repair and condition and fit for the purposes for which they are presently used and no substance or material which is deleterious defective or a risk to health or safety has been used in the construction of, or in any alterations or additions to, any buildings or structures on or under the Property and no method of construction not in accordance with currently accepted good building practice was used in the construction of, or in any alterations or additions to, any of the buildings or structures on or under any of the Property.

4.2	The Companies have not received any adverse report in respect of the Property prepared by a surveyor, engineer or other professional and no material, substance or method of construction that is not in accordance with current design standards and current accepted good building practice was used in the construction of the Property.

4.3	No claims have been made against the Companies in respect of repairs, dilapidations or any similar liability and no other monetary claim or liability is outstanding in relation to the Property.

4.4	The Property is not subject or susceptible to flooding or subsidence.

4.5	No Contaminants (as defined in Warranty 1 of this Part XII) are stored or contained on or under the Property whether in storage tanks, land fills, pits, ponds, lagoons or otherwise.

5.	STATUTORY OBLIGATIONS

The Companies have complied in all material respects with all applicable laws (including common law) and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, notices, certificates and judgements of any government, local government, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the Property.

6.	PROPERTY HELD UNDER A LEASE

6.1	The only Property held by the Companies is under a lease from Shannon Free Airport Development Company Limited as described in Schedule 5 and:

6.1.1	except for normal forfeiture provisions, the lease does not include express provision whereby either the landlord or the tenant may terminate the lease prematurely;

6.1.2	there are no rent reviews currently under negotiation or the subject of reference to either an expert, an arbitrator or the Courts;

6.1.3	the lease under which the Companies holds the Property is valid and in full force;

6.1.4	the Companies have paid all rent and performed and observed all Covenants and Conditions on the part of the Tenant contained in the leases under which the Property is held;

6.1.5	there is no outstanding, unobserved or unperformed obligation necessary to comply with any notice or other requirement given by the Landlord or any superior Landlord in the leases of under which the Property is held;

6.1.6	there are no subsisting breaches or any non performance or observance of any covenant, condition or agreement contained in any lease under which the Property is held whether on the part of the Tenant, the Landlord or either of their predecessors in Title;

6.1.7	all licenses, consents and approvals required from the Landlord and any superior Landlord under the Lease under which the Property is held have been obtained and all covenants on the part of the Tenant contained in such licenses, consents and approvals have been fully performed and observed;

6.1.8	no alterations or improvements have been made to the Property at the expense of the tenant without all necessary consents and approvals having been obtained from the landlord and any superior landlord and all such alterations and improvements are to be disregarded on rent review;

6.1.9	where the rent reserved by any lease of the Property is subject to review, all rent review notices have been served within the requisite time limits and there are no disputes outstanding as to the settlement of the level rent;

6.1.10	there is no obligation to reinstate the Property by removing or dismantling any alteration or improvement made to it by the Companies or any predecessor in title of Companies;

6.1.11	the Companies are a joint insured with the landlord and all relevant policies of insurance in respect of the Property occupied by them and the insurers have waived segregation rights against each such Companies;

6.1.12	the Lease contains provisions entitling the Companies to terminate in the event of the Property comprised therein having been damaged or destroyed and not having been fully reinstated within a period of two years from the date of damage or destruction.

7.	LICENCES AND COMPLIANCE

7.1	There are no existing or to the best of the knowledge, information and belief of the Sellers anticipated disputes between the Companies and the lessor under any lease of the Property or between the Companies and any other tenant of any land or buildings of which the Property forms part.

7.2	The Property is not subject to any options or rights of pre-emption and where there are break clauses in the leases they have not been exercised (nor are in the process of being exercised) by either party, nor is such exercise currently anticipated.

8.	TENANCIES

The Property is not and has not been let or sub-let at any time to a third party.

9.	STAMPING

9.1	All title deeds and agreements to which the Companies are a party and other documents (including stock transfer forms) owned by or which ought to be in the possession of the Companies are in its possession and are properly stamped.

9.2	The Property comprises all the lands and buildings owned, occupied or used by the Companies or in which the Companies have any interest.

10.	SERVICES

10.1	The Property is directly connected to mains gas, electricity, telecommunications and to water supplies and drains and sewers adopted and maintained by the relevant water authority or, if the Property is part only of a building, that building is so directly connected and the Companies have an unlimited right to the passage of gas, electricity, telecommunications, water and soil through the pipes and other conduits in the building which connect the Property to the publicly adopted mains, cables, drains and sewers.

11.	FACTORIES ACT

The Companies are not in default in respect of any of its duties or obligations imposed upon it by the Factories Act, 1955, the Office Premises Act, 1958, the Mines and Quarries Act, 1965, or the Dangerous Substances Acts, 1972 to 1979, or the Safety, Health and Welfare at Work Act, 1989.

PART XIII

TAX

1.	GENERAL

1.1	All Tax due to be paid by the Companies prior to the date of this Agreement has been paid and the Companies have not been liable to pay and have at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the jurisdiction in which the Companies have been incorporated.

1.2	All Taxation of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of all applicable legislation relating to Taxation for which the Companies are liable as a result of any act or omission prior to the Completion Date will if and insofar as such Taxation or other sums ought to be paid prior to or on Completion have been paid at or before the Completion Date and in particular but without prejudice to the generality of the foregoing at the Completion Date all amounts due for payment to the Revenue Commissioners or any other fiscal or revenue authority in respect of Value Added Tax or in respect of the ‘Pay As You Earn’ (PAYE) regulations from time to time in force will have been paid by the relevant due dates and at the date of this Agreement all Social Welfare and Pay Related Social Insurance contributions (both employer’s and employees’) due in respect of the employees of the Companies will have been duly paid on their due payment dates.

1.3	Neither Company is liable and has not at any time since the Accounts Date been liable to pay interest on overdue taxation.

1.4	The Companies have within the prescribed time periods duly and properly made all returns and given or delivered to the Revenue Commissioners and all other relevant fiscal or revenue authorities all notices, accounts and information required for the purpose of assessing its liability to Taxation and all such returns, notices, accounts and information are complete and correct in all material respects and not misleading and the Companies are not and have not been involved in any dispute with the Revenue Commissioners or any other relevant fiscal or revenue authority in relation to any matter concerning their liability or potential liability to Taxation and the Sellers are not aware of any matter or circumstance which may lead to any such dispute and there is no appeal by the Companies pending against any assessment to Taxation.

1.5	Each Company has properly operated the PAYE system of deduction and of accounting to the Revenue Commissioners (and all similar systems to the appropriate authority in any other jurisdiction) for tax chargeable on the remuneration of its employees (deemed or otherwise) and has properly operated Social Welfare and Pay Related Social Insurance deductions (both employer’s and employees’) deductions (or their equivalent in any other jurisdiction) and has made all payments to the relevant authority in respect thereof and any other levies and impositions due in respect of the employees of a Group Company have been duly paid.

Each Company is registered for the purposes of regulations made under Section 986 TCA, and has complied in all respects with such regulations and has maintained full, complete, correct and up to date records appropriate or requisite for the purposes thereof.

Neither Company is in arrears with its payments or returns required under regulations made under Section 986 TCA, or liable to interest or any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions due to non-compliance with the said regulations.

Each Company has complied in all respects with Part II, Chapters 1,2,4,5 and 6 , Social Welfare (Consolidation) Act, 1993 as amended, Health Contributions Act, 1979, Youth Employment Agency Act, 1981 and Section 16 Finance Act, 1983 and any regulations made under those Acts and has maintained full, complete, correct and up to date records appropriate or requisite for the purposes thereof and has not committed any offence under Section 213, Social Welfare (Consolidation) Act, 1993 as amended, and is not liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions due to non-compliance with the said Acts and/or regulations.

Neither Company has availed of the Income Tax (Employments) Regulations 1989 (SI No. 58 of 1989) whereby an employer may make remittances of PAYE deducted from his employees at longer intervals than the normal monthly remittance basis.

1.6	The Companies have complied in all respects with the Social Welfare Consolidation Act, 1993, the Health Contributions Act, 1979, Youth Employment Agency Act, 1981, and any Regulations made under any such Acts and has maintained full complete, correct and up to date records for the purposes thereof and has not committed any offence under Part VI, Chapter 4 of the Social Welfare Consolidation Act, 1993 and are not liable for any abnormal or non-routine payment or any forfeiture or penalty or for the operation of any penal provisions due to non-compliance with the said Acts and/or Regulations.

1.7	The Companies are resident in the Republic of Ireland for the purposes of Taxation and have not been at any time resident in any jurisdiction other than the Republic of Ireland for Taxation purposes nor have they been at any time managed or controlled in or from any country other than the Republic of Ireland and the Companies have not at any time carried on any trade in any other country and the Companies do not have any permanent establishment outside of the Republic of Ireland.

1.8	No act or transaction has been effected in consequence of which the Companies are or may be liable for any Taxation primarily chargeable against some other person and in particular the Companies are not and have not been liable at any time to account for tax liabilities of another company under Section 627 of the TCA.

1.9	No notice of attachment has been served on the Companies under sub- section (2) Section 1002 of the TCA. [attachment of defaulter’s funds].

1.10	The Companies have not made any transfer as is referred to in Section 589 of the TCA or received any asset by way of gift as mentioned in Section 978 of the TCA.

1.11	The Companies have not at any time acquired any assets other than trading stock from any company which at the time of the acquisition was a member of the same group (as defined in Section 616 of the TCA).

1.12	The Companies have not claimed, surrendered or agreed to surrender any amount by way of group relief under the provisions of Sections 411 to 424 of the TCA and section 456 of the TCA.

The Companies have not and will not at any time hereafter in respect of any period up to the Completion Date become liable to make a subvention payment or any other payment for an amount surrendered by any other company under or in connection with the provisions of Sections 411 to 424 and section 456 of the TCA.

1.13	Neither Company has effected or entered into any act, transaction or arrangement of any nature whereby it has incurred or may hereafter incur any liability under or by virtue of any of Sections 98, 99, 100 and 103 TCA.

1.14	Neither Company has a trading loss, or accumulated trading corporation tax losses or advance corporation tax available for carrying forward.

1.15	The provisions of Section 1013 TCA, do not apply to any transaction entered into by either Company.

1.16	Neither Company has, within the meaning of Sections 520 to 529 TCA, received payment in respect of professional services from an accountable person.

1.17	Neither Company has ever claimed relief under Sections 147 to 149, 151, 442 to 450 and 453 and Schedule 32, paragraphs 4, 5(2), 6(2), 16(1)-(4) and 18 TCA.

1.18	Neither Company has entered into transaction by virtue of which it is chargeable under Case IV Schedule D in accordance with Section 815 TCA.

1.19	Neither Company owns nor has ever owned an asset which constitutes a material interest in an off-shore fund which is or has at any time been a non qualifying off-shore fund within the terms of Sections 740 to 747 TCA.

1.20	No allowable loss which has arisen or which may hereafter arise in respect of any period prior to the Completion Date on the disposal by the Companies of shares in or securities of any company is liable to be disallowed in whole or in part by virtue of the application of Section 621 [transactions in a group] or Section 622 [dividend stripping] of the TCA.

1.21	No person is liable to capital acquisitions tax attributable to the value of any of the shares in the capital of the Companies and in consequence no person has the power to raise the amount of such tax by sale or mortgage of or by a terminable charge any shares in the capital of the Companies.

1.22	The Companies have not been a party to or involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in Section 584 of the TCA or Section 615 of the TCA under which shares or debentures have been issued or any transfer of assets effected.

1.23	None of the Companies have entered into or been a party to any scheme or arrangement designed partly or wholly for the purpose of avoiding Taxation. The Companies have not been involved in any “tax avoidance transaction” within the meaning of Section 811 of the Taxes Consolidation Act, 1997 and no provisions of that section apply to it in respect of any event (whether or not involving any of the Companies) which took place before Completion or in respect of any series of events (whether or not such events or any of them involve the Companies) taking place partly before Completion and partly after Completion.

1.24	No act or transaction has been effected in consequence of which the Companies are or may become liable for any taxation primarily chargeable against any other person, including any other company.

1.25	The Companies have not entered into any financing, leasing or other agreement in which or in connection with which it has indemnified any other person against any claim, loss or other liability arising from any change in taxation legislation or in the interpretation of taxation legislation.

1.26	On a sale of any machinery and plant at the value thereof shown in the Accounts balance sheet no balancing charge will be incurred.

1.27	No allowance in respect of capital expenditure is restricted by virtue of Parts 9 to 11B of TCA inclusive, with the exception of cars as set out in Part 11 TCA.

1.28	The restrictions on the use of capital allowance for certain leased assets as set out in Sections 403 and 404 TCA, do not have application to any transactions entered into by the Companies.

1.29	The provisions of Sections 272 and 317(3) TCA shall apply where relevant to all expenditure incurred by each Company.

1.30	Any machinery or plant acquired for use for the purposes of the trade of a Company has been used wholly and exclusively for the purposes of the trade of that Company.

1.31	The Companies have not made any claim for relief in respect of stock appreciation under Section 665 to 669 of the Taxes Consolidation Act 1997.

1.32	There are set out in the Disclosure Letter full particulars of all differences between the accounting and Taxation treatments of all items in the Accounts and the audited accounts of the Companies for each of its three preceding financial years.

1.33	The book value of each of the capital assets of the Companies or adopted for the purpose of each of the Companies does not exceed the base cost thereof for the purposes of calculating liability to Capital Gains Tax or Corporation Tax on chargeable gains on a disposal thereof by the Companies.

Where fixed assets have been stated in the Accounts in excess of their cost, any potential liability to taxation on chargeable gains that would accrue on the sale of these assets at their values stated are either fully provided for or disclosed by way of note in the Accounts.

1.34	The Companies have not entered into any transaction as a result of which it could be assessed to tax under Part 22 of the TCA.

1.35	The Companies have duly complied with the requirements of Section 239 of the TCA and with the requirements of all other provisions relating to the deduction and withholding of taxation at source up to the date hereof and all such taxation which has become due, has been paid.

1.36	The Companies are not liable to any claim in respect of taxation due under Section 531 of the TCA arising for payments to certain sub-contractors.

1.37	The Companies have not acquired any of their own shares pursuant to the provisions of Chapter 9 of Part 6 of the TCA.

1.38	Section 138 of the TCA does not apply to any dividend paid by the Companies in respect of its preference shares.

1.39	There is no appeal by the Companies pending against any assessment to tax and the Companies are not in default in payment of any tax within the period prescribed for payment thereof.

1.40	Where fixed assets have been stated in the Accounts in excess of their cost, any potential liability to Taxation on chargeable gains that would accrue on the sale of these assets at their values stated are either fully provided or disclosed by way of note in the Completion Accounts.

1.41	The Companies have not made any claim for “roll-over relief” under Section 597, Section 600 or Section 605 of the TCA.

1.42	There are no:

1.42.1	approved share option schemes under Section 10 and the Second Schedule of Finance Act, 1986;

1.42.2	approved profit sharing schemes under Sections 509 to 518 and Schedule 11 TCA;

1.42.3	employee share ownership trusts under Section 519 and Schedule 12 TCA;

1.42.4	approved savings-related share option schemes under Sections 519A to 519C and Schedules 12A and 12B TCA inclusive;

1.42.5	or approved share option schemes under Section 519D and Schedule 12C TCA.

1.43	In respect of all dividends or distributions paid on or after 6 April 1999, each Company has fully and correctly complied with the provisions of Chapter 8A of Part 6 TCA, and has deducted and accounted for all appropriate dividend withholding tax and has no outstanding liability in respect of dividend withholding tax.

1.44	In respect of all dividends or distributions paid by a Company on or after 6 April 1999 which were exempt from dividend withholding tax , that Company has received and retained a declaration in the form prescribed in Schedule 2A to TCA from recipients of such dividends, evidencing that dividend withholding tax was not payable

1.45	In respect of all dividends and distributions paid by a Company on or after 6 April 1999 which were exempt from dividend withholding tax under Section 831(5) TCA that Company has complied with the requirements of Section 172 K TCA.

1.46	The limitation on the meaning of “distribution” provided for by Sections 133 and 134 TCA, does not apply to any financial arrangements of a Company.

1.47	Neither Company is affected by the amendments to Part IX of the Corporation Tax Act, 1976 contained in Section 133(3) and 134(2) TCA.

1.48	Neither Company has made any payment which is treated as a distribution under Chapter 2 Part 6 TCA.

1.49	There are set out in the Disclosure Letter details of all claims made by a Company under Section 452 TCA and no such claims have been refused or disputed by the Revenue Commissioners

1.50	No reduction or withdrawal of relief has occurred under Section 222(4) TCA.

1.51	Neither Company beneficially owns nor has ever beneficially owned shares to which Section 155 TCA, applies.

1.52	Neither Company beneficially owns nor has ever beneficially owned shares to which Section 489 TCA apply or may have applied.

1.53	The Companies are taxable persons for the purposes of the Value Added Tax Acts and have complied in all respects with such legislation and all regulations made or notices issued thereunder and has maintained full, complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof.

1.54	No arrangement exists or has existed whereby pursuant to Section 8(8) of the VAT Act, and Regulation 5 of the Value Added Tax Regulation 1979 (as amended) the business activities of the Companies are or were deemed to be carried on by any other person or the business activities of any other person are or were deemed to be carried on by the Companies [membership of a group for VAT purposes]. No notification has been received by the Companies from the Revenue Commissioners under Section 8(8) of the Value Added Tax Act, 1972 including especially a notification in the absence of a request from the taxable persons concerned.

1.55	Neither Company has availed of the procedure in Section 19(3)(aa) VATA whereby a trader may account and make returns for VAT purposes other than after each two monthly taxable period.

1.56	There is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any revenue authority regarding the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) in the course of the business of a Company and there are no circumstances which make it likely that any such dispute or agreement will commence.

1.57	Neither Company engages in the letting of immovable goods for periods of less than ten years.

1.58	Neither Company has supplied any goods falling within the meaning of Sections 3(1)(e) to Section 3(1)(f) inclusive VATA or supplied any services falling within the meaning of Section 5(3) VATA at any time.

1.59	The Companies have not made or paid any dividend or other distribution or any such loan or advance as is referred to in Section 438 of the TCA or any amendment to or re-enactment of such section.

1.60	The Companies have not repaid share capital or any part thereof and the Companies have not issued as paid up otherwise than by the receipt of new consideration any new shares.

1.61	The Companies have not made any payment to or provided any benefit to any officer or employee of the Companies which is not allowable as a deduction in calculating the profits of the Companies for Taxation purposes.

1.62	The Companies have not entered into or taken any steps, the object of which is a transaction which comes or might come within Section 817 of the TCA.

1.63	The book value of each of the capital assets of the Companies in or adopted for the purpose of the Accounts does not exceed the base cost thereof for the purpose of calculating liability to capital gains tax or corporation tax on chargeable gains on a disposal thereof by the Companies.

1.64	The Companies have not made any such transfer as is referred to in Section 589 of the TCA or received any asset by way of gift as mentioned in Section 978 of the TCA.

1.65	The Companies have not entered into any of the transactions to which Part 21 of the TCA applies or holds or has disposed of “new assets” under Section 631 of the TCA.

1.66	The Companies have not entered into or taken any steps, the object of which is a transaction which comes within or might come within Section 549 of the TCA.

1.67	No tax liability has been deferred by the Companies under any provisions of the Part 19 of the TCA including Section 563 or 981 of the TCA.

1.68	The Companies have not been involved in a scheme or arrangement to which the TCA Section 543 applies.

1.69	The Companies have not entered into any transactions to which any of the provisions of Chapter 1 of Part 20 of the TCA apply.

1.70	No claim has been made by the Companies under Section 1005 of the TCA.

1.71	No loss which might accrue on the disposal by the Companies of any share in or security of any company is liable to be disallowed or reduced by virtue of any depreciatory transaction within the meaning of Section 621 and 622 of the TCA.

1.72	No change of ownership of the Companies within the meaning of Section 599 of the TCA has taken place.

1.73	The Companies are not, and has at no time been, a member of a group of companies within the meaning of Section 616 of the TCA or associated with any other company within the meaning of Section 79 Stamp Duties Consolidation Act 1999.

1.74	The Companies have never incurred any expense or paid any amount in consequence of which the Companies have been or could be treated under Section 436 or Section 437 of the TCA as having made a distribution [treatment of expenses as dividends].

1.75	The Companies have not:-

1.75.1	capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities any profits or reserves of any class of description or passed or agreed to pass any resolution to do so; or

1.75.2	provided capital to any company on terms whereby the company so capitalised has in consideration thereof issued shares loan stock or other securities where the terms or any such capitalisation were otherwise than by way of a bargain made at arm’s length or where the shares loan stock or other securities acquired are shown in the Accounts at a value in excess of its market value at the time of acquisition.

1.76	As at the Completion Date:-

1.76.1	The Companies have not made an election under Section 165 [group dividends] and no surrender has been made under Section 166 [surrender of advance corporation tax] of the TCA.

1.76.2	The Companies are not affected by the provisions of Section 167 [carrying forward of advance corporation tax where change in ownership of company] or Section 170 of the TCA [application of advance corporation tax to interest on certain loans transitional provisions re S.130 loans].

1.77	There have been no claims under Section 538(2) TCA [capital losses allowed where no sale].

1.78	No relief or exemption or reduction has been obtained from companies capital duty under Section 119 of the SDCA 1999 [reconstruction or amalgamation] or from stamp duty under Section 79 of the SDCA 1999 or Section 80 of the SDCA 1999 [relief from capital and stamp duty in certain cases] which (a) has become liable to forfeiture or cancellation or (b) may be forfeited or cancelled in the future.

1.79	There has not been in respect of any accounting period any excess of distributable investment and estate income within the meaning of Section 434 of the TCA [surcharge on investment income].

1.80	The Companies have not been required by appropriate fiscal authorities to give security under the value added tax legislation.

1.81	The Companies have not availed of the procedures in Section 58 of the Finance Act 1989 whereby a trader may account and make returns for value added tax purposes other than after each two monthly taxable period.

1.82	The Companies do not make any supplies which are exempt for value added tax purposes.

1.83	The Companies have not committed any act or made any omission which might constitute an offence under Section 1078 of the TCA [aiding, abetting, assisting etc, tax evasion].

1.84	The utilisation of losses incurred by the Companies are not restricted by Section 456 of the TCA.

1.85	The Companies have duly complied with and has no liability under Section 2 of the Stamp Duties Consolidation Act, 1999.

1.86	All instruments in the possession of or under the control of the Companies which attract stamp duty have been properly stamped.

1.87	All capital duty howsoever arising or payable including but not limited to any such arising or payable on any transaction referred to in Section 118 SDCA has been duly and promptly paid by the Companies and there is no outstanding liability therefor or interest thereon.

1.88	Neither Company has been involved in any transaction involving a statement which is deliverable to the registrar of companies (as defined in the Companies Act 1963) which statement has, in accordance with Part 8 SDCA), attracted a reduced rate of stamp duty or any other ad valorem duty where the same has not been paid in full.

1.89	There is no unsatisfied liability to Capital Acquisitions Tax attached or attributable to the Shares and none of such shares are subject to a charge in favour of the Revenue Commissioners.

1.90	The shares in the capital of each Company have not been the subject of a claim for relief in accordance with Chapter 2 of the First Part of Capital Acquisition Taxes Consolidation Act 2005 in circumstances where any of the conditions of the relevant relief have been breached by a subsequent disposal of the shares or otherwise.

1.91	The Companies have not executed an instrument in respect of which fines could be imposed on it pursuant to Section 8 SDCA (penalties for fraud and for negligence in the preparation of instruments, etc.).

1.92	The Companies are not liable for any penalty imposed by Section 103 of the Finance Act, 1991 (surcharge for under-valuations).

1.93	The Companies have complied in all respects with the reporting requirements of Part 38, Chapter 3 of the TCA.

1.94	The provisions of the Waiver of Certain Tax, Interest and Penalties Act, 1993, do not have application to the Companies [mandatory requirement to avail of the tax amnesty where applicable].

1.95	No transaction has or had been effected by the Companies since incorporation in respect of which any consent or clearance from the Revenue Commissioners or any other taxation authority was required and which consent or clearance (as the case may be) was not obtained.

1.96	The Companies are registered and taxable persons for the purposes of the Value Added Tax Act, 1972 and has complied in all respects with such legislation (including the due payment of any sums due) and all regulations made or notices issued thereunder and has maintained and obtained full complete correct and up to date records, invoices and other documents (as the case may be) including, without prejudice to the generality of the foregoing, monthly control statements, INTRASTAT and VIES returns appropriate or requisite for the purposes thereof.

1.97	The Companies are not nor have they been in arrears with its payments or returns (including where relevant monthly control statements and listings) or notifications under the Value Added Tax Act, 1972 or liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provisions contained therein.

1.98	The Companies have charged and accounted in a timely manner for value added tax at the appropriate rate in respect of all supplies of goods and services affected by the Value Added Tax Act, 1972.

1.99	The Companies have not been required by appropriate fiscal authorities to give security under the value added tax legislation in Ireland or elsewhere nor do any circumstances exist which may cause any such fiscal authority to seek such security.

1.100	The Companies have not waived the exemption in respect of any exempted activity under Section 7 of the Value Added Tax Act, 1972.

1.101	No circumstances exist whereby a refund of Value Added Tax due to the Companies have been or may be deferred under the provisions of Section 20 (1A) of the Value Added Tax Act, 1972.

1.102	The Companies have not received notification from the Revenue Commissioners under Section 37 of the Value Added Tax Act, 1972.

1.103	The Companies have not appointed a fiscal representative for Value Added Tax purposes in any member state of the European Community and the Companies have not been appointed as a fiscal representative for a non-resident.

1.104	[No obligation has arisen or will arise prior to Completion for Newco 2 or Getty Images to deduct an amount under Section 980 TCA, 1997.]

1.105	There is no unsatisfied liability to Capital Acquisitions Tax attached or attributable to the Shares and none of such shares are subject to a charge in favour of the Revenue Commissioners.

1.106	The Companies have not entered into or taken any steps the object of which is a transaction which comes within Section 90 of the Finance Act, 1989 or Section 126 of the Finance Act, 1993.

1.107	The Companies have not been involved in any property investment scheme in respect of which the tax incentives on property investment are restricted by Section 408 of the Taxes Consolidation Act, 1997.

1.108	The relevant rental period in respect of which a double rent allowance is available to the Companies under Section 324 of the Taxes Consolidation Act, 1997 is ten years.

1.109	The restriction of capital allowances on holiday cottages does not apply to the Companies (Section 405 of the Taxes Consolidation Act, 1997).

1.110	The Companies are not and have not at any time been a close company within the meaning of the TCA.

1.111	The Companies have not since the Accounts Date made or paid any dividend or other distribution (other than those for which full reserve or provision was made in the Accounts) or any such loan or advance as is referred to in s.438 TCA.

1.112	The Companies have never incurred any expense or paid any amount in consequence of which the Companies have been or could be treated under s.436 or s.437 TCA as having made a distribution [treatment of expenses as dividends].

1.113	There has not been in respect of any accounting period any excess of distributable investment and estate income within the meaning of s.434 TCA [surcharge on investment income].

2.	SECONDARY LIABILITY

No event, transaction, act or omission has occurred which could result in the Companies becoming liable for Tax which is primarily or directly chargeable against or attributable to a person other than the Companies or which is charged by reference to the income or gains of or any supplies, acquisitions or importations made by another person.

SCHEDULE 4 - LIMITATION ON CLAIMS

1.	INTERPRETATION

In this Schedule (unless the context otherwise requires) “determination” means a final determination by a court of competent jurisdiction or a final award or decision of a duly appointed expert and “determined” shall be construed accordingly.

2.	TIME LIMITS

2.1	Subject to paragraph 2.3 below, the Warrantors shall not be liable for any Claim unless written notice of the Claim has been given to it by or on behalf of Newco 2 or Getty Images and:

2.1.1	written notice in respect of a claim under the Tax Warranties or the Tax Deed, must be given no later than the seventh anniversary of the Completion Date; and

2.1.2	written notice in respect of any other claim, must be given on or before the date falling 2 years and 3 calendar months from the Completion Date (the “Escrow Claim Period”).

2.2	As soon as reasonably practicable after satisfaction of both of the following conditions, namely:

2.2.1	that any person at the level of Chief Executive Officer, Senior Vice President or Vice President within Getty Images has become actually aware that circumstances giving rise to a Claim have arisen; and

2.2.2	it is likely that the Claim will exceed US$25,000 in the case of a claim for breach of the Warranties,

then Newco 2 or Getty Images, as the case may be shall inform the Warrantors of that fact in writing giving reasonable details in relation to the concerned parties, nature of any dispute and the relevant circumstances.

2.3

The Warrantors shall have no liability in respect of any Claim if proceedings have not been commenced within 9 months of the service of the written notice under paragraph 2.2 and for this purpose proceedings shall not be deemed to have been commenced unless they have been properly issued and validly served upon either of the Warrantors in accordance with Clause 20.3 of this Agreement, provided that this 9 month period shall not commence in the following circumstances:-

2.3.1	in relation to a Claim arising from a Third Party Claim (as defined below) until such Third Party Claim has been satisfied, settled, determined or withdrawn; or

2.3.2	in relation to a contingent, unascertainable or unquantifiable Claim (as referred to in paragraph 8 of this Schedule) until such Claim has become an actual liability or capable of being quantified;

provided always that the Warrantors shall have no liability whatsoever in respect of any Claim unless proceedings against the Warrantors have been properly issued and validly served on the Warrantors no later than the twentieth anniversary of this Agreement.

3.	UPPER LIMITS

The aggregate liability of the Warrantors for all Claims shall be limited to the amount of US$50,000,000.

4.	LOWER LIMITS

4.1	The Warrantors shall not be liable for any Claim unless the aggregate amount of such claim, when taken together with the amount of all other Claims (excluding De Minimis Claims), exceeds an amount equal to or greater than US$475,000 (the “Threshold”) in which event the Warrantor shall, subject to the other limits contained in this Schedule, be liable for the full amount of such Claims (and not just the amount by which such aggregate amount exceeds the Threshold). For the avoidance of doubt, one or more Claims arising out of the same course of action or the same circumstances will exceed the Threshold if when aggregated together their total value exceeds the Threshold.

4.2	The Warrantors shall not be liable for any Claim which does not exceed US$25,000 (a “De Minimis Claim”), provided always that in assessing whether the Threshold has been exceeded each Claim shall be taken into account. Any De Minimis Claim shall count towards deeming the Threshold to have been exceeded, but the Warrantors shall have no liability in respect thereof, provided that any initial classification of any Claim as a De Minimis Claim is without prejudice to its reclassification following any increase in the Warrantors’ liability.

5.	DOUBLE CLAIMS

5.1	The Warrantors shall not be liable for any breach of the Warranties to the extent that the loss occasioned by the fact, matter, event or circumstance giving rise to such breach has been recovered under the Tax Deed or the Indemnity.

5.2	The Warrantors shall not be liable for any claim under the Tax Deed to the extent that the loss occasioned by the fact, matter, event or circumstance giving rise to such claim has been recovered under the Warranties or the Indemnity.

5.3	The Warrantors shall not be liable for any Claim under the Indemnity to the extent that the loss occasioned by the fact, matter, event or circumstance giving rise to such Claim has been recovered under the Warranties or the Tax Deed.

5.4	If the same fact, matter, event or circumstance gives rise to more than one Claim for breach of any of the Warranties, the Tax Deed or the Indemnity, Newco 2 and Getty Images shall not be entitled to recover more than once in respect of such fact, matter, event or circumstance.

6.	THIRD PARTY CLAIMS

6.1	In respect of any fact, matter, event or circumstance concerning a third party which gives rise to a Claim and which is notified to the Warrantors pursuant to paragraph 2.2 above (a “Third Party Claim”) Newco 2 shall (and shall procure, where relevant, that the relevant member of the Getty Images’ Group shall):

6.1.1	not settle or compromise the Third Party Claim or make any admission in respect thereof which will materially and adversely affect the Warrantors’ liability without the prior written agreement of the Warrantors (which shall not be unreasonably withheld or delayed) as to any reasonable ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

6.1.2

allow the Warrantors and their professional advisers to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof) and make available to the Warrantors and their professional advisers, at the Warrantors’ expense, such information and assistance (including access to properties, management, records, papers, documents and data) as they may reasonably require; subject always that Newco 2 and/or

Getty Images shall not be obliged to produce any record, paper, document or data if Newco 2 or Getty Images, as the case may be, would be entitled in legal proceedings to claim legal privilege in respect of the same;

6.1.3	have sole conduct of all proceedings relating to the Third Party Claim in the name of Newco 2 and/or, where appropriate, of any member of the Getty Images’ Group and to appoint solicitors or other professional advisers.

6.2	The Warrantors shall, acting reasonably, at the Warrantors’ expense, take all such action and provide Newco 2 and/or other member of the Getty Images Group with all such information and assistance as Newco 2 and/or other member of the Getty Images Group may reasonably request in order for Newco 2 and/or other member of the Getty Images Group to investigate, negotiate, avoid, dispute, resist, mitigate, compromise, settle, defend or appeal against any Third Party Claim.

6.3	Newco 2 and Getty Images shall take reasonable steps to deal with any Third Party Claim within a reasonable time period.

7.	REIMBURSEMENT OF CLAIMS

7.1	Without prejudice to paragraphs 7.2 and 7.3 of this Schedule 4, the Warrantors shall not be liable for any Claim under the Warranties, the Indemnity or the Tax Deed to the extent that the Claim has been or is made good or is otherwise compensated for otherwise than by Newco 2 or Getty Images or any member of the Getty Images Group or any insurance maintained by any member of the Getty Images Group.

7.2

If the Warrantors at any time pay to Newco 2, Getty Images and/or the Companies an amount pursuant to a Claim and Newco 2, Getty Images and/or the Companies subsequently become entitled to recover from some other person (not including any member of the Getty Images Group or any insurance maintained by any of them) any sum (whether by payment, discount, credit, relief or otherwise) in respect of the subject matter of such Claim, Newco 2 and Getty Images, shall, and shall procure that the Companies shall take reasonable steps to enforce such right of recovery and following any such recovery shall forthwith repay to the Warrantors so much of the amount paid by any of them to any member of the Getty Images Group or to one of the Companies as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses incurred by the Companies or any member of the Getty Images Group in recovering that sum from such other person. If any amount is repaid to the

Warrantors by the Newco 2 or Getty Images or any of the Companies pursuant to this paragraph, an amount equal to the amount so repaid shall be deemed not to have been subject to a Claim against the Warrantors solely for the purposes of paragraph 9 of this Schedule 4.

7.3	Where having discharged any Claim, the Warrantors request the assignment to any of them of any right of Newco 2 or any member of the Getty Images Group to make recovery in whole or in part from any third party, Newco 2 and/or Getty Images will assign or procure the assignment to such Warrantors (subject to payment by the Warrantors of associated costs and expenses) of such right and, if that right is not legally capable of effective assignment, will, subject to being indemnified to the reasonable satisfaction of Newco 2 and Getty Images against any associated costs and expenses, pursue such Claim on behalf of the Warrantors and pay over to the Warrantors all amounts recovered up to the amount of the relevant Claim previously discharged by him.

8.	UNASCERTAINABLE CLAIMS

8.1	The Warrantors shall not be liable for any Claim which arises by reason of a liability which, at the time when written notice of the Claim is given to it, is contingent only or is otherwise not capable of being quantified. The Warrantors shall not be liable to make any payment in respect of a Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified, and then only if Newco 2 and/or Getty Images has served the appropriate notice in accordance with paragraph 2.2 of this Schedule 4.

8.2	Newco 2 and Getty Images shall take reasonable steps to ascertain or quantify a possible Claim within a reasonable time period.

9.	REDUCTION IN CONSIDERATION

Any amount paid by the Warrantors in respect of any Claim shall be treated as a pro tanto reduction in the Consideration.

10.	TAX DEED

If any limits on the liability of the Warrantors under the Tax Deed or the Deed of Indemnity conflict with the provisions of this Schedule then the provisions of the Tax Deed or the Deed of Indemnity (as the case may be) shall prevail.

11.	FURTHER LIMITATIONS

11.1	The Warrantors shall not be liable in respect of any Claim to the extent that:

11.1.1	specific provision was made for such matter in the Accounts and such provision disclosed on the face of the Accounts;

11.1.2	a Claim arises or is increased as a result only of a change in the law after Completion to the extent caused by any retrospective effect;

11.1.3	the liability for the Claim arises or is increased as a result only of the adoption of a statutory or other binding or advisory legislative or regulatory provision not in force at the date of this Agreement;

11.1.4	the liability for the Claim arises or is increased as a result only of a change in such provision referred to in paragraph 11.1.3 after the date of this Agreement;

11.1.5	the liability for the Claim arises or is increased as a result only of the publication or withdrawal of any decision of the courts or any other relevant regulatory authority after the date of this Agreement altering the accepted interpretation of any such provision;

11.1.6	any Claim which arises or is increased because of changes in accounting practice or policy in the future accounts of the Companies from those adopted in the Accounts, save where such change is required to conform such policy or practice with Irish GAAP, any applicable laws or regulations, generally accepted policies or practices or where such change is necessary to correct an improper policy or practice; or

11.1.7	the Companies have made recovery in respect of the matter giving rise to the Claim under a policy of insurance in force on or prior to 31 December 2005.

11.2	The Warrantors shall not be liable under the Tax Warranties in relation to any:

11.2.1

Matter where the Claim arises or is increased as a result of the imposition of Taxation as a consequence of any change in the law, or change in any practice or procedure published by any Taxation Authority coming into force after

Completion with retrospective effect or to the extent that that Claim arises or is increased by an increase in rates of Taxation after Completion with respective effect;

11.2.2	liability for Taxation which would not have arisen but for any claim, election, surrender, revocation or disclaimer made, or notice or consent given after Completion (other than one the giving or doing of which was taken into account in preparing the Accounts) under the provision of any enactment or regulation relating to Taxation;

11.2.3	liability for Taxation which would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of a Company or Newco 2 after Completion to make any Claim, election, surrender or disclaimer or to given any notice or consent or do any other thing under or in connection with a provision of any enactment or regulation relating to Taxation;

11.2.4	liability for Taxation where such liability arises in respect of corporation tax (but not interest, penalties, charges or similar impositions on such tax) on the income, profits or gains of the Company which were not but should have been reflected in the Accounts; or

11.2.5	liability for Taxation which arises as a result or in consequence of an event, act, omission or transaction occurring since the Relevant Accounting Date in the ordinary course of business of the Company.

11.3	In assessing damages or other amounts recoverable for any Claim, there shall be taken into account any direct benefit to the Companies and any member of the Getty Images Group directly arising out of the subject matter of, or circumstances giving rise to, such Claim.

11.4	Each of Newco 2 and Getty Images acknowledges and confirms to the Warrantors that it is not at the date of this Agreement aware of any matter which will give rise to a Claim against the Warrantors excepting any Claim under the Indemnity.

11.5	Each of Newco 2 and Getty Images shall take reasonable action to:

11.5.1	mitigate any loss suffered by any member of the Getty Images’ Group (including in particular the Companies) in respect of which a Claim has been made under the Warranties;

11.5.2	take reasonable actions such that any loss suffered by any member of the Getty Images’ Group in respect of which a Claim has been made in respect of the Indemnity is not negligently exasperated by any act or omission on the part of any member of the Getty Images Group.

SCHEDULE 5 - PROPERTIES

SCHEDULE 6 - TAX DEED

SCHEDULE 7 - ESCROW AGREEMENT

SCHEDULE 8 – OPTION AGREEMENT

SCHEDULE 9 – DEED OF INDEMNITY

SIGNED, SEALED and DELIVERED
by JERRY KENNELLY
in the presence of:

/s/ Jerry Kennelly

/s/ June Dowell, Witness

SIGNED, SEALED and DELIVERED
by JOHANNA KENNELLY
in the presence of:

/s/ Jerry Kennelly, as Attorney

/s/ June Dowell, Witness

GIVEN UNDER THE COMMON SEAL OF
PIXEL IMAGES LIMITED

/s/ John Lapham

/s/ Mark Pery-Knox-Gore, Authorised Signator

GIVEN UNDER THE COMMON SEAL OF
PIXEL IMAGES HOLDINGS LIMITED

/s/ John Lapham

/s/ Mark Pery-Knox-Gore, Authorised Signator

SIGNED by

duly authorised on behalf of

GETTY IMAGES, INC.

/s/ John Lapham

ANNEXURE 1

THE ACCOUNTS

ANNEXURE 2

THE MANAGEMENT ACCOUNTS [AND CASH FLOW STATEMENTS]

ANNEXURE 3

LIST OF LICENSED IMAGES